                                                                  CONFORMED COPY




                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                                   AMEC p.l.c.

                                  AS GUARANTOR

                                       AND

                              AMEC FINANCE LIMITED

                                    AS SELLER

                      CENTEX DEVELOPMENT COMPANY UK LIMITED

                                  AS PURCHASER


            -------------------------------------------------------
                   AGREEMENT FOR THE SALE AND PURCHASE OF THE
                     ENTIRE ISSUED CLASS A SHARE CAPITAL OF
                         FAIRCLOUGH HOMES GROUP LIMITED
            -------------------------------------------------------




                    EFFECTIVE DATE FOR US ACCOUNTING PURPOSES
                                  31 MARCH 1999





                                 CLIFFORD CHANCE

                                    CONTENTS

CLAUSE                                                                                               PAGE

1.     Definitions And Interpretation..................................................................2
2.     Terms Of The Transaction.......................................................................11
3.     Representations And Warranties Of AMEC.........................................................24
4.     Certain Covenants..............................................................................50
5.     Representations And Warranties Of Purchaser....................................................51
6.     Condition Precedent To The Obligations Of Purchaser To Close...................................51
7.     Survival Of Representations, Warranties, Covenants And Agreements..............................52
8.     Further Undertakings By AMEC And Acknowledgements..............................................52
9.     Compliance With The Reorganisation.............................................................56
10.    Indemnification................................................................................56
11.    Right Of Set Off...............................................................................59
12.    Payments Free Of Withholding, Etc..............................................................66
13.    Miscellaneous Provisions.......................................................................68

SCHEDULE 1  INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARIES........................................73

SCHEDULE 2  ITEMS FOR DELIVERY AT CLOSING BY AMEC....................................................108

SCHEDULE 3  PENSION ARRANGEMENTS.....................................................................110

SCHEDULE 4  INTELLECTUAL PROPERTY RIGHTS.............................................................116

SCHEDULE 5  REAL PROPERTY SCHEDULE...................................................................119

SCHEDULE 6  ACCOUNTING POLICIES......................................................................120

SCHEDULE 7  ASSETS SCHEDULE..........................................................................133

SCHEDULE 8  ASSUMED LIABILITIES AS AT 31 DECEMBER 1998...............................................134

SCHEDULE 9  OPTION LAND BANK.........................................................................136

SCHEDULE 10 FAIRCLOUGH MANAGEMENT....................................................................137

SCHEDULE 11 PLANNING SCHEDULE........................................................................139

AGREED FORM DOCUMENTS



(A)      Tax Deed

(B)      Negotiable Loan Note Instrument

(C)      Set Off Loan Note Instrument

(D)      Shareholders' Agreement

(E)      Articles of Association of the Company

(F)      Financial Statements

(G)      Pro-forma Balance Sheet

(H)      Letter of Credit

(I)      Guarantee

(J)      Transitional Services Agreement

(K)      Purchaser Opinion

(L)      CDC Resolutions

                            SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT ("AGREEMENT") is made and entered into this 15th day of April 1999 between AMEC p.l.c., a company incorporated in England and Wales (the "GUARANTOR"), registered no. 1675285 whose registered office is at Sandiway House, Hartford Northwich, Cheshire CW8 2YA; AMEC Finance Limited, a company incorporated in England and Wales ("AMEC") registered no. 01332332 whose registered office is at Sandiway House, Hartford Northwich, Cheshire CW8 2YA and Centex Development Company UK Limited, a company incorporated in England and Wales (the "PURCHASER"), registered no. 3720116 whose registered office is at Goldvale House, Church Street West, Woking GU21 1DJ.

RECITALS:

AMEC a wholly owned subsidiary of the Guarantor owns all of the issued and outstanding share capital of the Company, which is engaged in the residential development business in the United Kingdom.

The Board of Directors of AMEC deems it advisable and in the best interests of AMEC that the transaction described herein be consummated upon the terms and subject to the conditions set forth herein, and the Board of Directors has approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein, the parties do hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 As used in this Agreement, the terms set forth below shall have the following meanings:

         "ACCOUNTING POLICIES" means the accounting policies set out in Schedule 6;

         "ACT" means the Companies Act 1985 as amended by the Companies Act
         1989;

         "AFFILIATE" shall mean a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such a holding company and in the case of the Purchaser it shall include CDC;

         "AGREED FORM" means in relation to any document, such document in the terms agreed between the parties and signed by or on behalf of the Purchaser and AMEC for the purposes of identification;

         "AGREEMENT" means this Share Purchase Agreement, as the same may be amended from time to time;

         "AMEC'S AUDITORS" means KPMG Audit plc of St. James' Square, Manchester M2 6OS;



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

         "AMEC RETAINED GROUP" means the Guarantor, AMEC and their subsidiary undertakings from time to time other than the Group Companies;

         "AMEC'S SOLICITORS" means Linklaters & Paines, One Silk Street, London EC2Y 8HQ;

         "ASSETS" means all undeveloped land, land under development, developed land and lots, show homes, homes under construction, computers, show home furnishings, equipment, furniture, fixtures, accounts receivable, house plans and other tangible and intangible personal property owned by the Group Companies relative to the conduct of their homebuilding business, including executory agreements to buy or option land and to sell homes, and all licences, permits, trademarks and trade names held by the Group Companies relating to their homebuilding business. The Assets as of the Last Accounting Date are described in the Asset Schedule as set out in Schedule 7.

         "ARTICLES" means the articles of association of a company incorporated in England and Wales;

         "ASSUMED LIABILITIES" means those obligations and liabilities incurred in the ordinary course of business of the Group Companies (including by way of example and not limitation trade accounts payable, sundry creditors, customer deposits) when accounted for in accordance with GAAP as set out in Schedule 8;

         "BUILDING GUARANTEE SCHEME" means the Building Guarantee Scheme operated by Zurich Municipal of Zurich House, Stanhope Road, Portsmouth, Hampshire, PO1 1DU;

         "BUSINESS DAY" means any day on which banks are open in England except a Saturday, Sunday or public holiday;

         "BUSINESS PLAN" means the business plan appended to the Shareholders Agreement;

         "CENTEX CORPORATION" means Centex Corporation, a Nevada (USA) corporation whose stock is listed on the London and New York Stock Exchanges;

         "CDC" means Centex Development Company, LP, a Delaware (USA) limited partnership;

         "CDC RESOLUTIONS" means resolutions of Centex Corporation, Centex Homes and Centex Development Company, LP in the agreed form;

         "CENTEX HOMES" means Centex Homes a Nevada (USA) general partnership;

         "CLASS 1 AND 2 REAL PROPERTY" means the Real Property identified as such in the Real Property Schedule;

         "CLOSING" has the meaning set forth in clause 2.6;

         "CLOSING DATE" has the meaning set forth in clause 2.6;

         "COMPANY" means Fairclough Homes Group Limited details of which are set out in Part A of Schedule 1;

         "COMPANY INTELLECTUAL PROPERTY RIGHTS" means Intellectual Property Rights owned by each of the Group Companies;

         "COMPLETION ACCOUNTS" has the meaning set forth in clause 2.5.1;

         "CONDITIONAL PROPERTIES" means any Real Property in respect of which the Company has exchanged contracts to acquire conditional on any matter or in respect of which the Company has an option to acquire;

         "CONSENT" means any consent, approval, permit or authorisation of any Person not a party to this Agreement;

         "CONTRACT" means any contract, subcontract, letter contract, agreement, lease or other instrument, obligation or commitment (whether oral or written) (other than relating to Real Property but including Contractor Contracts as defined in clause 3.26.3(d));

         "DEVELOPMENT" means the development of a Development Site in accordance with the relevant Development Appraisal which includes, inter alia, grading, landscaping, construction of roads, installation of utilities and facilities and house construction which is contemplated or which is being carried out or which has been completed on each Real Property and includes any works required to be carried out on land outside the Real Property including under any Planning Agreement, Property Agreement or otherwise;

         "DEVELOPMENT APPRAISAL" means a site viability assessment, a plan and description of and a financial budget for the Development of a Real Property;

         "DEVELOPMENT SITES" means those Real Properties acquired for development purposes and listed in Part I of the Real Property Schedule;

         "DISCLOSURE DOCUMENTATION" means the documents identified in the Disclosure Letter and documents included on a schedule of disclosure documentation copies of certain of which are contained in agreed bundles;

         "DISCLOSURE LETTER" means the letter in the agreed form from AMEC to the Purchaser in relation to the Warranties having the same date as this Agreement and delivered to, and received by, the Purchaser prior to its execution of this Agreement;

         "ENCUMBRANCE" means (i) with respect to any share capital or other equity securities of, or ownership interest in, any corporation, partnership or other Person, any charge, claim, mortgage, pledge, security interest, lien, option, hypothecation, limitation or restriction applicable to or affecting such share capital, equity securities or ownership interest (including any restriction on the right to vote, sell or otherwise dispose of such share capital, equity securities or other ownership interest), other than any restriction on transfer arising under any applicable securities laws, (ii) with respect to any Real Property, any lien, agreement, obligation, condition, right, exception, reservation, overriding interest (as defined in Section 70(1) of the Land Registration Act 1925), easement, covenant, restriction, claim, charge, levy or assessment against or relating to any portion of the Real Property and (iii) with respect to any of the Assets (other than Real Property) any lien;

         "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including, but not limited to, potential liability for investigatory costs, assessment costs, cleanup costs, damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the release by the Company into the Environment of any Hazardous Materials at any location, whether or not owned by the Company, (b) the presence of any Hazardous Materials at any location owned, leased or occupied by the Company or (c) circumstances forming the basis of any liability under or any violation of Environmental Laws;

         "ENVIRONMENT" means any ecological system, including without limitation living organisms (including man) and the following media (alone or in combination): air, water (including ground or surface water, water under or within land or in drains, culverts or sewers, and coastal and inland waters) and land (including land under water);

         "ENVIRONMENTAL AGREEMENT" means any agreement, covenant, guarantee or indemnity under which the Company has duties or obligations in respect of Environmental Laws;

         "ENVIRONMENTAL LAWS" means all laws (including common law), statutes, codes, orders, statutory guidance, rules and regulations in force in the United Kingdom and the European Union relating to pollution or protection of the Environment including, without limitation, laws, statutes, codes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, management or handling of Hazardous Materials and capable of enforcement by legal process as at Closing providing that it shall be deemed that Part IIA of the Environmental Protection Act 1990 and the second full draft set of statutory guidance were fully in force as at Closing or any such laws which were in force at an earlier date, are no longer in force but under which the Company still has obligations and liabilities;

         "ENVIRONMENTAL PERMITS" means any permits, permissions, licences, consents, variations, modifications or transfers (and any conditions or requirements thereof) required by the Company in relation to the operation of its business under Environmental Laws on or before Closing;

         "EQUITY" means the fully paid "A" ordinary shares of L.1 each of the Company comprising the whole of the issued "A" share capital of the Company;

         "EXCHANGED PROPERTIES" means those properties listed in Part 3 of the Real Property Schedule which the Company has acquired in part consideration for the sale of any plot or unit developed by the Company and "EXCHANGED PROPERTY" means each of them;

         "FAIRCLOUGH MANAGEMENT" means those individuals identified in Schedule 10;

         "FAIRPINE" means Fairpine Limited details of which are set out in Part C of Schedule 1;

         "FINANCIAL STATEMENTS" means the audited consolidated balance sheet of and profit and loss account and the shareholders equity of the Company and the audited balance sheet of and profit and loss account and the shareholders equity of Fairclough Homes Limited and Viewton Properties Limited for the 12 month period to the Last Accounting Date in the agreed form;

         "GAAP" means United Kingdom generally accepted accounting principles as in effect at the time of preparation of the relevant accounts described in or contemplated by this Agreement;

         "GOVERNMENTAL AUTHORITY" means any nation or government (including local government), any state or political subdivision thereof, any court of law and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

         "GROUP COMPANIES" means the Company, the Subsidiaries, Fairpine and the Management Companies and "GROUP COMPANY" means any one of them as well as all of them; "GUARANTEE" means the guarantee in the agreed form executed by the Purchaser, CDC, Centex Homes and Centex Corporation and delivered to AMEC for the use and benefit of the Beneficiaries defined therein;

         "HAZARDOUS MATERIALS" means (i) any substance, material or waste defined or characterised as hazardous, extremely hazardous, toxic or dangerous within the meaning of any Environmental Law, (ii) any substance, material or waste classified as a contaminant or pollutant under any Environmental Law or (iii) any other substance (including, but not limited to, petroleum), material or waste, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation under any Environmental Law and including without limitation asbestos, polychlorinated biphenyls and formaldehyde and any other substance capable of causing pollution or contamination of the Environment;

         "IMPROVEMENTS" has the meaning described in clause 3.17.8;

         "INTELLECTUAL PROPERTY RIGHTS" means all rights in (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information),
         (vi) other intellectual property rights and (vii) all goodwill associated with any of the foregoing intellectual property rights;

         "LAST ACCOUNTING DATE" means 31 December 1998;

         "LICENSED PROPERTY" means any land or premises in respect of which the Company has a licence to enter and carry out the Development;

         "LIQUIDATED LOSS" means for the purposes of clause 11 any claim by the Purchaser pursuant to the Warranties in respect of which:-

         (a) the Purchaser and AMEC have agreed in writing, the fact and quantum of liability of AMEC; or

         (b) a determination in favour of the Purchaser by a Court of competent jurisdiction in England has in relation to the fact and quantum of liability of AMEC been obtained and in respect of such determination no right of appeal exists, or any right to appeal has expired or been waived.

         The amount of a Liquidated Loss being the amount agreed or the amount of such judgement. For the avoidance of doubt, the amount of any such claim shall be determined in sterling;

         "LOAN NOTE" means either the Negotiable Loan Note or the Set Off Loan Note;

         "MANAGEMENT COMPANIES" means the companies details of which are set out in Part D of Schedule 1;

         "MEMORANDUM" means the memorandum of association of a company incorporated in England and Wales;

         "NEGOTIABLE LOAN NOTE" means the loan note of the Purchaser having the rights set out in the Negotiable Loan Note Instrument having a nominal value equivalent to the aggregate of L.98,930,000 and an amount equal to the amount of the additional consideration payable pursuant to the clause 2.2.2;

         "NEGOTIABLE LOAN NOTE INSTRUMENT" means the instrument in the agreed form constituting the Negotiable Loan Note;

         "NET ASSET VALUE" means the book value of the Assets of the Group Companies free and clear of all Encumbrances, including inter-company indebtedness and all non-ordinary course of business liabilities, and reduced by those liabilities which are incurred by the Group Companies in the ordinary course of business (including by way of example and not limitation, current accounts payable and customer deposits);

         "NHBC" means the National House Building Council of Buildmark House, Chiltern Avenue, Amersham, Bucks, HP6 5AP;

         "OFFICE PREMISES" means the premises which any Group Company occupies listed in Part 2 of the Real Property Schedule;

         "OPERATING PROFIT" means the consolidated operating profit of the Group Companies;

         "PERMIT" means, save in relation to the Environment, any licence, permit, approval, authorisation, exemption, registration and similar document or instrument;

         "PERMITTED ENCUMBRANCES" means all covenants, obligations, agreements, rights, exceptions, reservations, conditions, restrictions and easements relating to the Real Property except those which prevent or restrict the development of such property and the construction and use of houses or other improvements thereon;

         "PERSON" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organisation of any kind or character, including a Governmental Authority;

         "PLANNING AGREEMENTS" means the agreements described in the Planning Schedule and "PLANNING AGREEMENT" means each of them;

         "PLANNING SCHEDULE" means the schedule containing details of the planning permissions and Planning Agreements relating to the Real Property and which is Schedule 11 of this Agreement;

         "PRO-FORMA BALANCE SHEET" means the consolidated balance sheet as at the Last Accounting Date of the Group Companies in the agreed form;

         "PROPERTY AGREEMENTS" means any agreement entered into by any Group Company which relates to (i) the acquisition of the Real Property or
         (ii) the carrying out of Development (but excluding Planning Agreements referred to in the Planning Schedule) including, but without limitation, any development agreement relating to Licensed Property;

         "PURCHASER'S AUDITORS" means Arthur Andersen of 1 Surrey Street, London WC2R 2PS;

         "PURCHASER OPINION" means an opinion from the Chief Legal Officer of Centex Corporation in the agreed form;

         "PURCHASE PRICE" has the meaning set forth in clause 2.2;

         "PURCHASER'S SOLICITORS" means Clifford Chance of 200 Aldersgate Street, London EC1A 4JJ;

         "REAL PROPERTY" means every plot and site in which any Group Company has any freehold, leasehold or equitable interest whatsoever (excluding the Exchanged Properties), including, but not limited to, any right to purchase any land, the Conditional Properties and the Licensed Properties and which is identified in the Real Property Schedule;

         "REAL PROPERTY CONSENT" means all permissions, consents, licences, certificates, authorisations and other approvals (whether statutory or otherwise) which may, from time to time, be required from any local or other competent authority or any fire officer for the use and occupation of any office premises and/or for the carrying out of any Development including any referred to in the Planning Schedule;

         "REAL PROPERTY SCHEDULE" means the schedule containing brief details of the Real Property and which is Schedule 5 to this Agreement;

         "REORGANISATION" means the reorganisation of certain assets of the Company and Fairclough Homes Limited pursuant to the Reorganisation Agreement;

         "REORGANISATION AGREEMENT" means the Reorganisation Agreement dated 25 March 1999 and contained in the Disclosure Documentation;

         "REPORTING ACCOUNTANTS" means PricewaterhouseCoopers or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a firm of Chartered Accountants to be agreed by AMEC and the Purchaser within 5 Business Days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

         "SET OFF LOAN NOTE" means the loan note of the Purchaser having the rights set out in the Set Off Loan Note Instrument having a nominal value of L.10 million which is subject to the set off provisions contained in clause 11 (as reflected in the Set Off Loan Note Instrument);

         "SET OFF LOAN NOTE INSTRUMENT" means the instrument in the agreed form relating to the Set Off Loan Note;

         "SHAREHOLDERS' AGREEMENT" means the shareholders agreement in the agreed form between AMEC and the Purchaser to be entered into on Closing;

         "SUBSIDIARIES" means the subsidiaries of the Company details of which are set out in Part B of Schedule 1;

         "TAX" and "TAXATION" have the meaning given in the Tax Deed;

         "TAX AUTHORITY" and "TAXATION AUTHORITY" have the meaning set forth in the Tax Deed;

         "TAX DEED" means the tax deed in the agreed form between AMEC and the Purchaser;

         "TAX RETURNS" means any returns, declarations, reports, claims for refund and informational returns or statements relating to Taxes, including any schedules or attachments thereto;

         "TAXES ACT" means the Income and Corporation Taxes Act 1988;

         "TCGA" means the Taxation of Chargeable Gains Act 1992;

         "THIRD PARTY" means any Person other than AMEC, the Guarantor or the Purchaser or any of their respective Affiliates;

         "TRANSACTION" means the sale and purchase transaction described herein;

         "TRANSITIONAL SERVICES AGREEMENT" means the transitional services agreement in the agreed form between the Guarantor, the Purchaser and certain of the Group Companies;

         "UNDEVELOPED PROPERTY" means the Real Property which has been acquired for the purpose of development but on which Development has not yet commenced;

         "VATA" means, the Value Added Tax Act 1994;

         "WARRANTY" means a statement contained in clause 3 and "WARRANTIES" means all those statements;

         "WARRANTY CLAIM" means a claim by the Purchaser relating to breach of clause 3; and

         "ZURICH MUNICIPAL" means the Zurich Insurance Company trading as Zurich Municipal of PO Box 45, Farnborough, Hants GU14 OYS.

1.2      In this Agreement:

         1.2.1 any reference to a statutory provision shall include any subordinate legislation made under that provision which is in force as at the date of this Agreement;

         1.2.2 any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to closing and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced provided that in any case any such modification, re-enactment or consolidation shall not extend the liability of (or create any liability of) AMEC (except in relation to Part IIA of the Environmental Protection Act 1990 to the extent provided in the definition of Environmental Laws).

         1.2.3 the words "HOLDING COMPANY", "SUBSIDIARY" and "SUBSIDIARY UNDERTAKING" shall have the same meanings in this Agreement as their respective definitions in the Act;

         1.2.4 the Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment unless this Agreement contains provisions contrary thereto in which case this Agreement shall prevail;

         1.2.5 references to this Agreement shall include any Recitals and Schedules to it and references to clauses and Schedules are to clauses of and schedules to this Agreement;

         1.2.6 references to the knowledge, information, belief or awareness of AMEC shall be deemed to refer to the knowledge information, belief or awareness of Peter Mason, Simon Batey, Steve Williams, Tony Irvine, Michael Bardsley, John Fenwick, Mike Witchell and Lawrence Gilmore and includes knowledge, information, belief or awareness which AMEC would have having made all usual and reasonable enquiries of the Fairclough Management;

         1.2.7 The headings herein are for convenience of reference only, do not constitute a part of the Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof; and

         1.2.8 The obligations of AMEC set forth in this Agreement shall in no event be limited by or subject to its obligations under any other agreement or document to which it is a party or is bound as of the date hereof other than any agreements or documents referred to herein.

2.       TERMS OF THE TRANSACTION

2.1      PURCHASE AND SALE

         Upon the terms and conditions set forth herein, the Purchaser hereby agrees to purchase and AMEC hereby agrees to sell to the Purchaser with full title guarantee the Equity and each right attaching to such shares from and after the date of this Agreement, free of any Encumbrance.

2.2      COMPUTATION OF THE PURCHASE PRICE

         2.2.1 In consideration for the sale of the Equity, the Purchaser will pay to AMEC L.108,930,000 (the "PURCHASE PRICE") (calculated on the basis of a premium of 120% multiplied by the Net Asset Value as stated in the Pro-forma Balance Sheet, excluding cash for which no premium will be paid) subject to the adjustments (if any) referred to in clause 2.2.2.

         2.2.2 There shall be added to the Purchase Price an amount, if any, equal to the increase in the Net Asset Value between the Last Accounting Date as reflected in the Pro-forma Balance Sheet and the Closing Date as reflected in the Completion Accounts less L.869,000.

         2.2.3 For the avoidance of doubt, the premium over Net Asset Value to be paid by the Purchaser to AMEC for the Equity reflects the value of the goodwill of the businesses of the Group Companies, save for the Intellectual Property Rights identified in Schedule 4 which it is agreed have a value of L.1.

2.3      PAYMENT OF PURCHASE PRICE

         The Purchaser will pay the Purchase Price by delivering to AMEC at the Closing the Loan Notes, which will provide for payment of the principal amount of each Loan Note on 30 March 2001.

2.4      EFFECT OF ANY ADJUSTMENTS

         Any payments made by AMEC to the Purchaser or by the Guarantor pursuant to the terms of this Agreement shall, so far as possible, be treated as an adjustment to the Purchase Price.

2.5      ADJUSTMENTS TO PURCHASE PRICE

         2.5.1    PREPARATION OF COMPLETION ACCOUNTS

                  AMEC shall procure that as soon as reasonably practicable following Closing there shall be drawn up a consolidated balance sheet of the Group Companies as at Closing in the same form as the Pro-forma Balance Sheet and a consolidated profit and loss account of such companies in respect of the period from the Last Accounting Date to Closing (the "COMPLETION ACCOUNTS") and that the same are reviewed by AMEC's Auditors.

         2.5.2    BASIS OF PREPARATION OF THE COMPLETION ACCOUNTS

                  In preparing the draft Completion Accounts the accounting policies to be applied shall be (in descending order of priority):

                  (i)   the Accounting Policies set out in Schedule 6; and

                  (ii)  GAAP

                  save that to the extent that after Closing such Accounting Policies are no longer in accordance with GAAP, the Accounting Policies shall prevail.

         2.5.3    PROCEDURE FOR THE PREPARATION OF THE COMPLETION ACCOUNTS

                  (a) The draft Completion Accounts shall be delivered to the Purchaser and the Purchaser's Auditors by AMEC's Auditors as soon as is practicable following Closing and, in any event, not later than thirty five (35) Business Days after Closing. Prior to such delivery, AMEC shall so far as is practicable consult with the Purchaser with a view to reducing the potential areas of future disagreement.

                  (b) In order to enable AMEC's Auditors to prepare the draft Completion Accounts, the Purchaser shall keep up-to-date and make available to AMEC's Auditors its books and records relating to the businesses of the Group Companies during normal office hours and co-operate with them with regard to the preparation and review of the draft Completion Accounts. The Purchaser agrees, in so far as it is reasonable to do so, to make available the services of the employees of the Group Companies to assist AMEC and AMEC's Auditors with the preparation of the draft Completion Accounts.

                  (c) The Purchaser shall ensure that within twenty (20) Business Days starting on the day after receipt of the draft Completion Accounts the Purchaser's Auditors advise the Purchaser whether or not they agree with the draft Completion Accounts. If the Purchaser notifies its agreement with the draft Completion Accounts to AMEC they shall be final and binding on the parties for all purposes. If the Purchaser notifies its disagreement with the draft Completion Accounts (the "PURCHASER'S CERTIFICATE") to AMEC, the parties shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within fifteen
                        (15) Business Days of such notification, either party may by notice to the other require that the draft Completion Accounts be referred to the Reporting Accountants (an "APPOINTMENT NOTICE"). The Purchaser shall provide in the Purchaser's Certificate the reasons for its disagreement with the draft Completion Accounts in reasonable detail. If the Purchaser does not notify its disagreement to AMEC within the twenty
                        (20) Business Days referred to above, the draft Completion Accounts shall be final and binding on the parties for all purposes.

                  (d) The Reporting Accountants shall be engaged jointly by the parties on the terms set out in this clause 2.5 and otherwise on such terms as shall be agreed; provided that neither party shall unreasonably (having regard, inter alia, to the provisions of this clause 2.5 ) refuse its agreement to terms proposed by the Reporting Accountants or by the other party.

                  (e) Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure but:

                        (i) apart from procedural matters and as otherwise set out in this Agreement shall determine only:

                              (1)   whether any of the arguments for an
                                    alteration to the draft Completion Accounts put forward in the Purchaser's Certificate is correct in whole or in part and if so what consequential amendments need to be taken into account; and

                              (2) if so, what alterations should be made to the draft Completion Accounts;

                        (ii) shall apply the Accounting Policies as provided for in clause 2.5.2;

                        (iii) shall make their determination pursuant to this
                              clause 2.5.3(e) within thirty (30) Business Days;

                        (iv)  the procedure of the Reporting Accountants shall:

                              (1) give the parties a reasonable opportunity to make written and oral representations to them;

                              (2) require that the parties supply each other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

                              (3) permit each party to be present while oral submissions are being made by any other party; and

                              (4) for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

                  (f) The determination of the Reporting Accountants pursuant to clause 2.5.3(e) shall (i) be made in writing and made available to the parties and (ii) unless otherwise agreed by the parties include reasons for each relevant determination.

                  (g) The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

                        (i) their determination shall be deemed to be incorporated into the draft Completion Accounts, which shall then be final and binding on the parties save as aforesaid;

                        (ii) their determination of any fact which they have found it necessary to determine for their determination pursuant to clause 2.5.3(e) shall be final and binding on the parties for all purposes.

                  (h) The expenses of the Reporting Accountants shall be borne by the Purchaser, unless the determination of the Reporting Accountants results in an adjustment equal to more than 50% of the adjustment sought by the Purchaser, in which case AMEC will bear such expense.

                  (i) The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up to date and, subject to reasonable notice, make available to AMEC, the Guarantor, AMEC's Auditors, AMEC's accountants and the Reporting Accountants, its books and records relating to the businesses of the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

                  (j)   Subject to clause 2.5.3(k), nothing in this clause
                        2.5.3 shall entitle a party or the Reporting
                        Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

                  (k) A party shall not be entitled by reason of clause 2.5.3(j) to refuse to supply such part or parts of documents as contain only the facts on which any Warranty Claim or argument is based.

                  (l) Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this clause 2.5 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Completion Accounts, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

2.6      THE CLOSING

         2.6.1 Subject to the provisions of clause 6 the transaction contemplated by this Agreement will be consummated at a closing (the "CLOSING") at the offices of the Purchaser's Solicitors immediately following execution of this Agreement. The date upon which the Closing will occur is herein called the "CLOSING DATE".

         2.6.2 Whilst Closing will occur after 1 April 1999, the effective date of Closing for US accounting purposes only will be 31 March 1999.

         2.6.3 The Purchaser is not obliged to complete this Agreement unless:

                  (a) AMEC complies with all its obligations under this clause 2.6; and

                  (b) the purchase of all the Equity is completed simultaneously.

         2.6.4 At Closing AMEC shall give the Purchaser each item specified in Schedule 2.

         2.6.5 AMEC shall ensure that at Closing the Company's directors hold a meeting of the board of directors of the Company at which the directors:

                  (a) vote in favour of the registration of the Purchaser or its nominee(s) as member(s) of the Company in respect of the Equity (subject to the production of properly stamped transfers);

                  (b) change the Company's registered office to a place nominated by the Purchaser; and

                  (c) appoint the persons nominated by the Purchaser as directors, secretary and auditors of the Company with effect from the end of the meeting.

         2.6.6 AMEC shall ensure that, immediately after the board meeting referred to in clause 2.6.5 meetings of the board of directors of Fairclough Homes Limited and Viewton Properties Limited are held to deal with the matters referred to in clause 2.6.5 (other than (a)).

         2.6.7    At Closing the Purchaser shall give AMEC:

                  (a) the Negotiable Loan Note and the Set Off Loan Note each duly executed by the Purchaser;

                  (b) a letter of credit from National Westminster Bank PLC, in the agreed form in respect of the Negotiable Loan Note;

                  (c)   the Tax Deed duly executed by the Purchaser;

                  (d) the Shareholders' Agreement duly executed by the Purchaser;

                  (e) duly adopted resolutions of the Board of Directors of the Purchaser authorising the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby, certified by an officer of the Purchaser;

                  (f) the Guarantee duly executed by the Purchaser, CDC, Centex Homes and Centex Corporation;

                  (g)   the Purchaser Opinion;

                  (h) the Transitional Services Agreement executed by each of the Group Companies which are party thereto and the Purchaser; and

                  (i)   the CDC Resolutions.

2.7      OPTION LAND BANK

         The following provisions shall apply to each option agreement (the "OPTIONS") entered into by the Group Companies in respect of certain Real Property and as set out in Schedule 9:

         2.7.1 The Group Companies shall be entitled in their absolute discretion to determine whether or not they wish to exercise each of the Options but in the event that a Group Company exercises an Option on or prior to 31 March 2001 the Purchaser shall within 5 Business Days following completion of the acquisition of a Real Property pursuant to such Option pay to AMEC by way of additional consideration for the Equity an amount equal to the aggregate of:

                  (a)   the value attributed to that Option as set out in
                        Schedule 9 (the "OPTION COST"); plus

                  (b)    50 (MV - PP - OC - FC)
                        ---
                        100

                        Unless such sum is negative in which case only the Option Cost is payable

                        Where:

                        MV = market value of such Real Property as determined
                             by valuation pursuant to the terms of the relevant Option or if no valuation process is provided for in such agreement, by a third party valuer mutually selected by the Purchaser and AMEC;

                        PP = the purchase price paid by any Group Company for
                             such Real Property upon completion under the terms of that Option;

                        OC = Option Cost as defined in (a) above; and

                        FC = further costs validly incurred by any Group
                             Company from and after Closing in relation to the relevant Option until exercise of that Option.

         2.7.2 In the event that a Group Company exercises an Option after 31 March 2001 the Purchaser shall pay to AMEC by way of additional consideration for the Equity a sum calculated in the same manner as referred to in clause 2.7.1 above together with interest on such sum at the rate of 1% per annum above the base rate of National Westminster Bank PLC from 31 March 2001 until the later of (i) the date the Group Company serves notice to exercise the Option and (ii) the date on which the sum is paid to AMEC.

         2.7.3 In the event that any Group Company elects not to exercise any Option it shall give notice (the "COMPANY'S NOTICE") to AMEC at least 10 Business Days prior to the date the Option expires who may elect by written notice ("AMEC'S NOTICE") given to the Purchaser within 10 Business Days after the Company's Notice to take an assignment of the Option in which event the Purchaser shall procure that the Group Companies shall for L.1:

                  (a)   either assign the benefit of the Option to AMEC; or

                  (b) in the event that the Option is not capable of assignment without the consent of the grantor of the Option (or of any other third party), from the date of receipt of AMEC's Notice hold the benefit of the Option on trust for AMEC and apply for consent to assign the Option to AMEC.

         2.7.4 From the date of AMEC's Notice AMEC shall indemnify and keep indemnified the Group Companies against all actions, proceedings, claims, costs, demands, reasonable fees and expenses which may be brought against or suffered or incurred by the Group Companies by reason of or arising out of an Option after the date of AMEC's Notice or in any way arising out of the declaration of trust and within 5 Business Days after receipt from the Group Companies of details of all costs incurred by the Group Companies after Closing up to the date of AMEC's Notice (including all option fees, reasonable costs and fees paid by the Group Companies) shall reimburse such costs to the Group Companies. Any risk arising under such Option shall pass to AMEC on such date.

         2.7.5 If consent to assign the Option is not obtained and AMEC instructs the relevant Group Company to exercise the Option and as a result the relevant Group Company is required to take a transfer of the Real Property the subject of the Option then AMEC shall wherever possible join in the transfer as a sub-purchaser or shall take a transfer of the Real Property from the Group Companies for L.1 and shall fully indemnify the Group Companies for any liabilities they may have as a result of entering into such documents.

         2.7.6 AMEC shall indemnify and keep indemnified on demand the Group Companies against all reasonable costs and expenses incurred by the Group Companies in connection with any assignment of an Option pursuant to the preceding clauses 2.7.3 to 2.7.5 including (but without prejudice to the generality of the foregoing) any further Option fees, deposits, purchase price, stamp duty, disbursements and reasonable legal fees and any unrecoverable VAT on any such sums.

         2.7.7 In the event that any Group Company disposes of an Option the Purchaser shall pay to AMEC the sum of:

                  (a) the lower of (i) the amount of consideration received or receivable in respect of such Option (the "SELLING PRICE") and (ii) Option Cost (as defined in clause 2.7.1.); plus

                  (b)    50 (SP - OC - FC)
                        ---
                        100

                        Where:

                        SP means the Selling Price and OC and FC have the meanings set out in clause 2.7.1

                        Unless such sum is negative in which case only the amount specified in clause 2.7.7.(a) is payable. Where such sum is paid to AMEC after 31 March 2001, the sum will attract interest at the rate of 1% per annum above the base rate of National Westminster Bank PLC from 31 March 2001 until the date on which the sum is paid to AMEC.

2.8      GUARANTOR

         2.8.1 The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by AMEC of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and the Tax Deed (the "GUARANTEED OBLIGATIONS") and agrees to indemnify the Purchaser against all losses, liabilities, costs (including, without limitation, reasonable legal costs), charges, expenses, actions, proceedings, claims and demands which the Purchaser may suffer through or arising from any breach by AMEC under this Agreement or for which AMEC is liable under the Tax Deed. The liability of the Guarantor under this clause shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

         2.8.2 If and whenever AMEC defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and/or the Tax Deed and so that the same benefits shall be conferred on the Purchaser as it would have received if the Guaranteed Obligations had been duly performed and satisfied by AMEC.

         2.8.3 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations. The Purchaser acknowledges that the Guarantor's obligations set out therein, this clause does not afford it any greater rights against the Guarantor than it would have against AMEC and any limitations relating to the liability of AMEC under this Agreement shall apply to any liability of the Guarantor under this Agreement. The Guarantor confirms that the provisions of this sub-clause regarding the limitation of the Guarantor's obligations do not apply to the provisions of clauses 8.1 to 8.5.

         2.8.4 As a separate and independent stipulation the Guarantor agrees that any of the Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from AMEC by reason of any legal limitation, disability or incapacity on or of AMEC or any other fact or circumstance shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

2.9      VALUE ADDED TAX: GROUP REGISTRATION/ADJUSTMENTS

                  For the purposes of this clause:

                  "CESSATION DATE" means the date on which the VAT Group Companies cease to be members of the Vendor VAT Group.

                  "INPUT TAX" and "OUTPUT TAX" shall have the meanings given in section 24 VATA.

                  "REPRESENTATIVE MEMBER" means the representative member of the Vendor VAT Group for the purposes of section 43 VATA.

                  "VAT GROUP COMPANIES" means each of the Company, Fairclough Homes Limited and Viewton Properties Limited.

                  "VENDOR VAT GROUP" is the VAT group (for the purposes of section 43 VATA) under VAT reference 163270774 of which AMEC p.l.c. is the Representative Member.

                  The deeming provisions of Section 43(1) VATA shall be disregarded in determining for the purposes of this clause
                  2.9 what supplies or acquisitions or importations have been made or are deemed to have been made by or to any person.

         2.9.1 The Guarantor shall as soon as reasonably practicable make an application or procure the making of an application to H.M. Customs and Excise for the exclusion of each VAT Group Company with effect from Closing from the Vendor VAT Group. If the Commissioners of Customs and Excise do not permit exclusion of any VAT Group Company from the Vendor VAT Group from Closing, the Guarantor shall use all reasonable endeavours to secure such exclusion of the VAT Group Company with effect from the earliest date possible following Closing. The Guarantor and the Purchaser shall give each other all such reasonable assistance and co-operation as shall be necessary for the purpose of supporting the application. The Guarantor shall provide the Purchaser with copies of all material correspondence with Customs and Excise in relation to securing that each VAT Group Company is excluded from the Vendor VAT Group and shall keep the Purchaser informed in respect of any such exclusion.

         2.9.2 Pending the Cessation Date and for so long thereafter as may be necessary, the Guarantor and the Purchaser shall respectively furnish one another with such information as may be required for the making of returns and the furnishing to H.M. Customs & Excise of such information as may be required by law.

         2.9.3 If the Cessation Date falls after Closing the Purchaser shall, or shall procure that each relevant VAT Group Company shall, pay to the Guarantor as Representative Member in cleared funds a sum equal to so much of that person's liability to account for VAT as is attributable to supplies (including self supplies) made by or to or importations or acquisitions made by any relevant VAT Group Company in the period commencing at midnight on the date of Closing and ending on the Cessation Date (both days to be excluded from such period), together with an amount equal to any refund, credit or input tax attributable to such period as may be subsequently disallowed by the Commissioners of Customs & Excise, one (1) Business Day prior to the date on which the Guarantor as Representative Member is liable to account for such VAT or one (1) Business Day after the date of the disallowance (as the case may be) and the Guarantor shall pay or procure payment in cleared funds to any relevant VAT Group Company of an amount equal to any refund (and any repayment supplement) or credit for an excess of input tax over output tax received by such Representative Member and attributable to such period within five (5) Business Days of receipt of the refund or utilisation of the credit.

         2.9.4 The Guarantor warrants and represents to the Purchaser for itself and on behalf of each Group Company that until the Cessation Date the Guarantor in its capacity as the Representative Member shall comply with all its material VAT obligations relating to each VAT Group Company including without limitation accounting to Customs and Excise for all VAT in respect of which it is required to so account on or before the last date on which the Representative Member is able to so account without incurring interest or penalties, subject to being put in funds by the Purchaser to the extent required under clause 2.9.3.

         2.9.5 Neither the Guarantor (subject to clause 2.9.4) nor the Purchaser nor any VAT Group Company shall after Closing in respect of VAT accounting periods beginning prior to but not ended before the Cessation Date admit liability to or pay or settle any claim for or refund of VAT which could be relevant to any liability of the parties under this clause 2.9 (together referred to as a "RELEVANT CLAIM") unless the relevant company shall have obtained the consent of the other or others to do so, such consent not to be unreasonably withheld or delayed and if any of the Guarantor, the Purchaser or any VAT Group Company shall become aware of any Relevant Claim or of circumstances likely to give rise to a Relevant Claim, such person shall promptly give written notice thereof to each or to the other party to this

                  Agreement and to the relevant VAT Group Company and the Guarantor shall take such action as any of them may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Relevant Claim and the Purchaser and each VAT Group Company shall indemnify the Guarantor from time to time against all costs and expenses reasonably and properly incurred in complying with any such request.

         2.9.6 The Guarantor covenants (for itself and for each member of the AMEC Retained Group which is also a member of the Vendor VAT Group) with the Purchaser (for itself and for each VAT Group Company) that where the Guarantor receives any refund or credit after Closing for an excess of input tax over output tax in its capacity as Representative Member then to the extent that such refund or credit is attributable to supplies (including self supplies) made by or to or importations or acquisitions made by any VAT Group Company up to and including Closing and to the extent that the receipt or giving of such refund or credit was included as an asset in computing Net Asset Value in the Completion Accounts, the Guarantor shall pay or procure the payment to the VAT Group Company concerned of a sum equal to the amount of that refund (and any interest or repayment supplement received thereon) or credit within five (5) Business Days of receipt of the refund or utilisation of the credit.

         2.9.7

                  (a) If the Commissioners of Customs & Excise disallow to the Guarantor as Representative Member any refund of or credit for VAT or any input tax after Closing, then to the extent that the refund, credit or input tax so disallowed is attributable to supplies (including self supplies) made by or to or importations or acquisitions by any VAT Group Company up to and including Closing and to the extent that the receipt or giving of such refund or credit or the allowance of such input tax was included as an asset in computing Net Asset Value in the Completion Accounts, the Guarantor shall:

                        (i) be entitled, should it so request, to take such action as it may reasonably request, on behalf of the relevant VAT Group Company, to resist appeal or challenge such disallowance by Customs, such action to be undertaken at the Guarantor's own expense; and

                        (ii) (unless payment has already been made pursuant to clause 2.9.6) pay or procure the payment to the VAT Group Company concerned of a sum equal to that disallowed within five (5) Business Days of the date on which the Guarantor is notified by the said Commissioners of the disallowance.

                              For the avoidance of doubt, the Guarantor shall not be liable to make any payments under this clause 2.9.7 in respect of any disallowance of any refund of or credit for VAT or any input tax to the extent that the same arises solely as a result of any adjustments which the Purchaser or the relevant VAT Group Company is required to make after Closing in respect of capital assets of a VAT Group Company pursuant to the provisions of Part XV of the VAT Regulations 1995 (Capital Goods Scheme).

                        (b) If, pursuant to the successful exercise of the Guarantor's rights under (i) above the refund or credit or input tax disallowed is subsequently allowed, the Purchaser shall repay or procure the payment of the sum paid by the Guarantor under this clause 2.9.7 within five (5) Business Days of receipt of the said refund, credit or input tax.

         2.9.8 The Purchaser covenants (for itself and for each VAT Group Company) with the Guarantor (for itself and for each member of the AMEC Retained Group which is also a member of the Vendor VAT Group at Closing) that where the Guarantor as Representative Member is liable to account for any VAT in its capacity as Representative Member after Closing then to the extent that such VAT is attributable to supplies (including self supplies) made by or to or importations or acquisitions made by any VAT Group Company up to and including Closing and to the extent that a provision or reserve in respect of VAT was expressly made in the Completion Accounts (and taken into account in computing Net Asset Value) the Purchaser shall, or shall procure that the VAT Group Company concerned shall, pay to the Guarantor as Representative Member a sum equal to so much of the amount to be so accounted for as is so attributable (less any payments already made in respect of such amounts) no later than one (1) Business Day before the date on which the Guarantor as Representative Member is liable to account for it. For the avoidance of doubt, the Purchaser shall not be liable to make any payments under this clause 2.9.8 to the extent that the same arises solely as a result of any adjustments which the Guarantor is required to make after Closing in respect of any capital assets (except those of a VAT Group Company) pursuant to the provisions of
                  Part XV of the VAT Regulations 1995 (Capital Goods Scheme).

         2.9.9    The Guarantor shall:

                  (a) retain the benefit of any refund or credit as is mentioned in clause 2.9.7 that is not included as an asset in computing Net Asset Value in the Completion Accounts; and

                  (b) pay any VAT as is mentioned in clause 2.9.8 that is not included as a liability in computing Net Asset Value in the Completion Accounts.

         2.9.10 The Purchaser agrees to pay the Guarantor any amount of VAT for which the Guarantor or any of its subsidiaries other than the VAT Group Companies becomes liable as a result of supplies made by the VAT Group Companies after Closing.

         2.9.11 The Guarantor and Purchaser undertake with each other to, on request, promptly supply or procure that there is supplied to the other all information, particulars and access to and copies of records reasonably relevant to any liability of the parties under this clause 2.9.

3.       REPRESENTATIONS AND WARRANTIES OF AMEC

3.1 AMEC represents and warrants to the Purchaser that each Warranty is true and accurate and not misleading at the date of this Agreement. If there is a breach of this clause 3.1 and:

         3.1.1 the value of an asset of a Group Company is or becomes less than the value would have been had the breach not occurred; or

         3.1.2 a Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

         AMEC shall pay the Purchaser (at the Purchaser's option) and subject to the provisions of clauses 3.5, 7 and 11 an amount equal to either:

         3.1.3 the reduction in the value of the asset or, as the case may be, the liability or increased liability; or

         3.1.4    the reduction caused in the value of the Equity.

3.2 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter and any matter hereafter done or omitted to be done pursuant to a request in writing from the Purchaser or with the approval in writing of the Purchaser. No constructive or imputed knowledge of the Purchaser relating to the Group Companies prevents or limits a claim made by the Purchaser for breach of this clause 3. AMEC may not invoke any constructive or imputed knowledge of the Purchaser of a fact or circumstance which might make a Warranty untrue, inaccurate, incomplete or misleading as a defence to a claim for breach of this clause 3.

3.3 The Purchaser confirms and acknowledges that neither it nor its Affiliates (but excluding the Group Companies) are actually aware of any breach of the Warranties at the date hereof other than those matters set out in the Disclosure Letter.

3.4 AMEC waives and may not enforce a right which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting AMEC to give a Warranty or prepare the Disclosure Letter.

3.5 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty. For the avoidance of doubt, the Purchaser shall not be entitled to recover twice in respect of any claim under both this Agreement and the Tax Deed to the extent that such claim has already been satisfied and, shall not be entitled to make any claim to the extent that the amount of any such claim is or has been reflected in a diminution of the Operating Profits of the Group Companies (and the preferential dividend payable in respect of the "B" Shares in the capital of the Company held by AMEC or any member of the AMEC Retained Group) during the period ending on 31 March 2001.

3.6      CORPORATE ORGANISATION OF THE GROUP COMPANIES AND RELATED MATTERS

         3.6.1 Each Group Company is a private limited company duly incorporated under English law and has been in continuous existence since incorporation and does not, directly or indirectly, through the ownership of share capital or otherwise, have any subsidiaries, other than the Subsidiaries.

         3.6.2 The Group Companies do not have the power to control the management and operations of any other Person (other than another Group Company). Except as disclosed in the Disclosure Letter, the Group Companies do not serve as general partner or managing partner of, nor do they have any interest in, any limited partnership, limited liability company (other than another Group Company), general partnership or joint venture.

         3.6.3 The Group Companies have no interest in and have not agreed to acquire an interest in any corporate body (other than another Group Company).

3.7      POWER AND AUTHORITY OF THE COMPANY

         3.7.1 The Group Companies have the right, power and authority to own or lease their Assets and properties and to conduct their business as and in the places where such Assets and properties are now owned, leased or operated, and such business is now conducted, and the Group Companies have complied in all material respects with all national and local laws which relate to their operations and the conduct of its business.

         3.7.2 The corporate minutes of the Group Companies contain records of all meetings of their shareholders and directors since March 1996, all of which meetings were duly called and held, and all of which records are complete and correct in all material respects.

3.8      EQUITY

         3.8.1 All of the Equity, which comprises all of the "A" ordinary share capital of the Company which is allotted and issued, has been validly allotted and issued and is fully paid. There are no outstanding options, warrants, rights, calls, commitments, conversion rights or other agreements of any character providing for the allotment or issue of any share capital or other securities of the Company.

         3.8.2    AMEC is the only beneficial owner of the Equity.

3.9      THE SUBSIDIARIES

         3.9.1 Each allotted and issued share in the capital of each Subsidiary registered in the names of any other Group Company is legally and beneficially owned by the Company alone, has been properly allotted and issued and is fully paid or credited as fully paid.

3.9.2 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to a share or unissued share in the capital of a Subsidiary. No person has claimed to be entitled to an Encumbrance in relation to any of those shares.

3.10     CORPORATE ORGANISATION OF AMEC

         AMEC is a public limited company duly incorporated under English law and has been in continuous existence since incorporation.

3.11     POWER AND AUTHORITY OF AMEC

         AMEC has the right, power and authority to execute and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AMEC and is a valid and binding obligation of AMEC, enforceable in accordance with its terms.

3.12     NO DEFAULT RESULTING FROM AGREEMENT

         Neither the execution and delivery of this Agreement nor the performance of its terms will result in any breach of the terms and conditions of, or constitute a default under, the Articles or Memorandum of AMEC or any undertaking, judgment, decree, governmental order or other restriction or obligation to which the Group Companies are a party and by which AMEC and/or the Group Companies or any of their properties or assets may be bound or affected.

3.13     FINANCIAL STATEMENTS

         The Financial Statements which comprise a true, correct and complete copy of (i) the audited balance sheets of and (ii) the profit and loss accounts and shareholder's equity of the Group Companies for the twelve month period ended on the Last Accounting Date, have been prepared in accordance with GAAP as at the Last Accounting Date and show a true and fair view of the Assets, liabilities and shareholder's equity and state of affairs of the Group Companies as of the Last Accounting Date. Among other things:

         3.13.1 The Financial Statements (or the notes thereto in respect of contingent liabilities) provide adequately for all bad and doubtful debts and all liabilities (actual or contingent) existing at the Last Accounting Date.

         3.13.2 The results shown by the audited profit and loss account of the Group Companies for each of the three financial years of the Group Companies ended on 31 December 1996, 1997 and 1998 have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

         3.13.3 The Financial Statements make proper provision or reserve in accordance with GAAP for all Tax liable to be assessed on the Group Companies, or for which they are or may become accountable, for the accounting period starting on or before the Last Accounting Date (whether or not the Group Companies have or may have a right of reimbursement against another Person). The Financial Statements make proper provision or reserve in accordance with GAAP for all contingent or deferred liabilities to Tax for the accounting period starting on or before the Last Accounting Date.

         3.13.4 In the Financial Statements stock was valued in the same way as in the two preceding financial years and on the basis of the lower of cost or net realisable value.

         3.13.5 The bases and rates of depreciation and amortisation used in the Financial Statements were the same as those used in the audited accounts of the Group Companies for the two preceding financial years.

         3.13.6 The rates of depreciation and amortisation used in the audited accounts of the Group Companies for the three financial years of the Group Companies ended on the Last Accounting Date were sufficient to ensure that each fixed asset of the Group Companies will be written down to nil by the end of its useful life.

3.14     NOTES AND ACCOUNTS RECEIVABLE

         All notes receivable and accounts receivable reflected in the Financial Statements (net of reserves stated therein) were not at the Last Accounting Date, and all such receivables held by the Group Companies on the date hereof, are not, so far as AMEC is aware subject to any valid offset or counterclaim, and, to the knowledge of AMEC, are collectible in the ordinary course of business.

3.15     ABSENCE OF UNDISCLOSED LIABILITIES

         Other than as disclosed in the Pro-forma Balance Sheet and the Financial Statements, the Group Companies do not have individually or in the aggregate, any debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any governmental charges or penalty, interest or fines which would have a material effect on the Group Companies taken as a whole other than any such debts, liabilities or obligations incurred in the ordinary course of business as reflected in the Completion Accounts.

3.16     TITLE TO ASSETS (OTHER THAN REAL PROPERTY AND INTELLECTUAL PROPERTY)

         The Group Companies have good title to all property (other than the Real Property and the Intellectual Property which are dealt with below), and all other tangible and intangible Assets used by and material to the Group Companies and free and clear of all liens and Encumbrances. All property (other than Real Property and Intellectual Property which are dealt with below), and all other tangible and intangible Assets which are material to the conduct of the business of the Group Companies are owned by the Group Companies solely and exclusively, and are free and clear of all liens and Encumbrances. AMEC further represents and warrants that neither AMEC nor any member of the AMEC Retained Group owns or has possession or control of, or any interest in, any of the Assets of any Group Company.

3.17     REAL PROPERTY

         3.17.1 The Real Property comprises all the real property owned and/or occupied by the Group Companies for the purposes of the business of the Group Companies and the details set out in Real Property Schedule are complete and accurate in all material respects.

         3.17.2 Each Development Site comprises all land and premises required for the carrying out of the Development on that Development Site without the acquisition of any further land, interest or entitlement.

         3.17.3 The Group Companies have, and at Closing will have, good title to the Real Property (other than the Conditional Properties and the Licensed Properties) and no Real Property is subject to any Encumbrances (other than the Permitted Encumbrances) that would have a material adverse effect on the ability of the Group Companies to develop the Real Property in accordance with the relevant Development Appraisal.

         3.17.4 Each plot and site constituting the Real Property (other than the Conditional Properties where one of the conditions to be satisfied is the acquisition of such access or rights) either adjoins and has full, free and adequate access to and from public highways or has the benefit of all necessary rights of way to such highways to enable access to be gained to the Real Property and AMEC has no knowledge of any circumstances which could result in the termination of such rights of way.

         3.17.5 There is appurtenant to the Real Property each right and easement necessary for its proper and existing use or in the case of each Development Site its proposed use after the completion of the Development which is either held in fee simple or on a lease for a term of not less than 125 years and no right or easement is restricted in any way or is capable of being lawfully interrupted or terminated (other than by effluxion of time or for breach of covenant) by any person which would materially affect the ability of any Group Company to use and occupy the Office Premises as the same is being used and occupied currently or to carry out the Development on the Development Site.

         3.17.6 To the knowledge of AMEC there is (i) no existing or proposed plan to modify or realign any street or highway, which could result in the compulsory purchase of all or any part of any Real Property or which could affect the current or planned use and the Development of each Real Property, (ii) no contemplated sale of any Real Property in lieu of compulsory purchase, (iii) no resolution or proposal for compulsory acquisition of the Property by a local or other authority, and (iv) no other action, suit or proceeding pending or threatened before any court or other Governmental Authority relating to or affecting any Real Property or affecting the use, occupancy, value or marketability thereof. 3.17.7 The Group Companies have performed or complied with each material obligation, condition, restriction, and agreement affecting the Real Property, its ownership, occupation, possession, development or existing use and any proposed development of the Undeveloped Property will not be in breach of any such obligation, condition, restriction or agreement.

         3.17.8 All dwellings and associated infrastructure improvements (the "IMPROVEMENTS") on the Real Property which have reached practical completion other than those owned and used exclusively by any public utility or third party (but including such Improvements which have been carried out under a Property Agreement under which the Group Companies do not take a transfer of the title to the Real Property); (i) have received all Real Property Consents required in connection with the Development thereof, all of which Real Property Consents are in full force and effect; (ii) comply in all material respects with all applicable laws, ordinances, statutes, rules and regulations (other than Environmental Laws which are dealt with in clause 3.30) of any Governmental Authority; (iii) are supplied with all appropriate utilities and other services necessary for the use thereof and AMEC has no knowledge of any circumstances which could reasonably be expected to result in the termination or material impairment thereof, and (iv) (where they have not been sold to a third party) are in good condition and repair and are suitable for the purposes for which they are intended to be used, ordinary wear and tear excepted. The Improvements are in good working order and repair. All Improvements which are either in the course of construction or are intended to be constructed will, if constructed in accordance with all Real Property Consents and otherwise in accordance with the specification applying to such Development, comply with each of the above statements.

         3.17.9 The Planning Schedule which includes the material details of relevant planning permissions and Planning Agreements in relation to each Development and plot or site comprising the Class 1 and 2 Real Property is complete and accurate in all material respects.

         3.17.10 There is no fact or circumstance which would or could reasonably be expected to prevent the Group Companies from obtaining (without incurring any unusual cost or expense which has not been taken into account in calculating the profit margin in the Business Plan) for such property all necessary Real Property Consents for the Development of each Real Property, other than normal and customary conditions imposed by Governmental Authorities.

         3.17.11 Except as set out in the relevant Development Appraisal, Planning Schedule or Real Property Schedule no commitments have been made to any Governmental Authority or to any other Person which imposes an obligation upon any Group Company to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any Improvements upon or in the vicinity of the Real Property, and no Governmental Authority has imposed any requirement that any developer or owner of such Real Property make directly or indirectly any contributions or incur any expenses or obligations whatsoever in connection with any Development or ownership thereof which have not been taken into account in calculating the profit margin in the Business Plan.

         3.17.12 The Group Companies have all Real Property Consents necessary for the existing use and occupation of the Office Premises.

         3.17.13 The Group Companies have complied in all material respects with the terms and conditions of each and every Real Property Consent and Planning Agreement relating to the Development Sites and Office Premises and the Group Companies have not received notice that they are in breach of any of the foregoing.

         3.17.14 There are no leases, subleases, licences, concessions or other agreements, whether written or oral, granting to any Person any right to use or occupy any portion of a plot or site constituting the Real Property which are not either:

                  (a) temporary arrangements which can be terminated by the Group Companies without cost prior to commencing the Development;

                  (b) for the provision of services for the development by utility companies; or

                  (c) have been granted for a premium and otherwise on terms which permit the Group Companies to fully recover the costs incurred by the Company in complying with any obligations or its part contained in such documents, and to AMEC's knowledge there are no other Persons in possession of any part of, or who has or claims a right or interest of any kind in the Real Property adverse to the Group Companies' Interests.

         3.17.15 To AMEC's knowledge the Group Companies have complied in all material respects with each and every undertaking, covenant and obligation under the Property Agreements and no circumstances exist that constitute or, with the passage of time or the giving of notice or both, would constitute a breach or default by the Group Companies or, to the knowledge of AMEC, the other party to the Property Agreements. Except as set out in the Disclosure Letter. (i) there are no payments due under any Property Agreement which have not been taken into account in calculating the profit margin in the Business Plan and (ii) there are no contracts of sale (other than contracts entered into in the normal course of business and on standard terms) or outstanding options, rights of first refusal or similar rights to purchase any plot or site included in the Real Property, or any portion thereof or interest therein (except the options described in the Real Property Schedule).

         3.17.16 Each Exchanged Property has been acquired following an average of at least two valuations carried out by independent agents instructed by the Group Companies who value on the basis of procuring a sale within 90 days.

         3.17.17 To the knowledge of AMEC, no plot or site constituting the Real Property is currently classified or regulated (or is under investigation by any Governmental Authority) or an endangered habitat or is currently affected by endangered species under national or European laws (including common law), statutes, codes, ordinances, rules or regulations.

         3.17.18 The Group Companies have provided all information necessary to enable their solicitors to prepare certificates of title for the Class 1 Real Property and the certificates of title are true and accurate in all material respects.

3.18     COMPLETED IMPROVEMENTS

         The contract for sale (whether completed or not) and any transfer of any completed Improvement is in a standard form and does not create any Encumbrance which is not a Permitted Encumbrance or require a Group Company to incur costs for the ongoing repair and maintenance of roads or common parts of the Development Site or parts of any building on a Development Site in multiple occupation which could not be recovered from the transferees or successors in title and reserves all rights necessary for the development use and occupation of the remainder of the Development Site.

3.19     LEASES

         A list of all leases of property (other than Real Property) and Assets, whether real, personal or mixed, leased by the Group Companies (and under which the aggregate consideration exceeds Ten Thousand Pounds (L.10,000) per annum) is set out in the Disclosure Letter and except as described therein:

         3.19.1 the Group Companies enjoy peaceful and undisturbed possession of all such properties and Assets; and

         3.19.2 all leases of the Group Companies are valid, subsisting and in full force and effect, with no default on the part of the Group Companies or, to the knowledge of AMEC, any other party thereunder, except for defaults the cost of which to remedy will not, in the aggregate, exceed Ten Thousand Pounds (L.10,000).

3.20     CONSTRUCTION OF HOUSES

         All Improvements constructed by the Group Companies or their predecessors were constructed in a good and workmanlike manner and in accordance with the plans and specifications and, where relevant, the customer sales contracts applicable thereto, and the Financial Statements contain provisions for warranty claims which are sufficient to address any and all claims for defects in construction which may be made against the Group Companies. For the avoidance of doubt for the purpose of this warranty "IMPROVEMENTS" shall include dwellings whether the sales of the same are now pending or have already been concluded. Each Group Company (including but without limitation Fairclough Homes Limited) is currently registered with the NHBC and under the Building Guarantee Schemes operated by Zurich Municipal. All completed dwellings comprised in the Improvements have received either an Insurance Certificate (formerly known as a Ten Year Notice) and Build Mark Warranty issued in each case by the NHBC or an Initial Certificate and Final Certificate (free from endorsements) issued in each case by Zurich Municipal.

3.21     CONDITION OF INVENTORY AND EQUIPMENT

         All tangible Assets owned or used by the Group Companies are in usable condition, ordinary wear and tear excepted.

3.22     LITIGATION AND PROCEEDINGS

         There are no actions, lawsuits, claims or proceedings pending or, to the knowledge of AMEC, threatened against the Group Companies in any court or before any arbitrator or Governmental Authority which if adversely determined would result in a liability of more than L.5,000 being incurred by any Group Company. The Group Companies have not been charged with, nor so far as AMEC is aware are they under investigation with respect to, any charge concerning or any violation of any provision of any applicable law or administrative regulation with respect to its business which would have a material adverse effect on the Group Companies taken as a whole. There are no judgements unsatisfied against the Group Companies and no outstanding court orders, settlements or consent decrees to which the Group Companies are subject.

3.23     TAX MATTERS

         Any warranties given in clauses 3.23 and 3.24 in relation to the Management Companies shall only be given insofar as AMEC is aware of any of the matters referred to in clauses 3.23 and 3.24.

         3.23.1 Each Group Company has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes owed by each Group Company and due have been paid. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens, security interests or other Encumbrances on any of the Assets of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

         3.23.2 Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

         3.23.3 There is no dispute or claim concerning any Tax liability of any Group Company either claimed or raised by any Taxation Authority in writing. The Disclosure Letter lists all Tax Returns filed with respect to each Group Company which are not yet agreed with the relevant Taxation Authority.

         3.23.4 Each Group Company is resident only in the United Kingdom for all Tax purposes.

         3.23.5 Each Group Company has submitted each claim and disclaimer assumed to have been made for the purposes of the Financial Statements.

         3.23.6 In preparing the Financial Statements the value used for each asset or class of asset in respect of which a separate computation for capital allowances is required (whether as a result of an election or otherwise) is such that, on a disposal of that asset or all the assets in that class for a consideration equal to the value used (and disregarding a statutory right to claim an allowance or relief), no balancing charge would be made.

         3.23.7 No liability to Tax (other than value added tax) would arise if a Group Company were to dispose of an asset acquired since the Last Accounting Date for a consideration equal to the consideration actually given for the acquisition.

         3.23.8 No claim under section 152 or 153 of the TCGA (replacement of business assets) has been made before the date of this Agreement to which section 154 of the TCGA (new assets which were depreciating assets) applies and which affects any asset owned by a Group Company on or after the Last Accounting Date (except where the held-over gain is treated as having accrued before the Last Accounting Date).

         3.23.9 Since incorporation no Group Company has made a repayment of share capital to which section 210 of the Taxes Act (bonus issue following repayment of share capital) applies or issued share capital as paid up other than by the receipt of new consideration within the meaning of Part VI of the Taxes Act (company distributions, tax credits etc.).

         3.23.10 All documents by virtue of which a Group Company has any right (which has not ceased to have legal effect) which the Group Company may need to produce in any proceedings or at the request of any Tax Authority or other Governmental Authority and which are required to be stamped have been stamped (or adjudicated as not being stampable with any duty) and all duty, interest and penalties on those document have been paid, and none has any unsatisfied liability to stamp duty reserve tax or interest or penalties on stamp duty reserve tax.

         3.23.11

                  (a)   Each Group Company:

                        (i) is registered for the purposes of the VATA (as detailed in paragraph (b) below);

                        (ii) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

                        (iii) is not in arrears with payment or returns due
                              under the VATA; and

                        (iv) has not been required by a Tax Authority to give security under the VATA.

                  (b) The VAT Group Companies (as defined in clause 2.9) are members of a group of companies for the purpose of section 43 of the VATA (groups of companies) (the "VAT GROUP") of which the current representative member is the Guarantor. Fairpine Limited is separately registered for VAT purposes.

                  (c) In the three years ending on the date of this Agreement none of the Group Companies have (nor, so far as it is relevant to the VAT affairs of the VAT Group Companies, has the representative member for the time being of the VAT Group) been in default in respect of an accounting period, as the terms "default" and "accounting period" are used in sub-section 59(1) of the VATA (the default surcharge).

                  (d) No claims for bad debt relief under section 36 of the VATA (bad debts) or section 22 of the Value Added Tax Act 1983 (refund of tax in cases of bad debts) have been made by the Group Companies not by the representative member for the time being of the Vendor VAT Group (as defined in clause 2.9) in respect of each VAT Group Company.

                  (e) No Group Company owns any asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995.

                  (f) No Group Company nor any company of which such Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of Schedule 10 in relation to any land.

                  (g) No Group Company has received a notice or is aware of anything which indicates that the grant to it of an interest in or right over land or of a license to occupy land will not be an exempt supply because of an election under Schedule 10 to the VATA (election to waive exemption).

                  (h) No Group Company has agreed to become an agent, manager or factor for the purposes of section 47 of the VATA (agents, etc.) of a person not resident in the United Kingdom.

         3.23.12  No charge to Tax will arise in any Group Company under section 179 of the TCGA (company ceasing to be member of a group) directly as a result of the Transaction.

3.24     GROUP RELIEF, TAX REFUNDS AND ACT

         3.24.1 The Disclosure Letter contains details of each claim made and each surrender by each Group Company for the six years ending on the Last Accounting Date for or of:

                  (a) group relief under Chapter IV of Part X of the Taxes Act (loss relief and group relief) ("Group Relief");

                  (b) the surrender of advance corporation tax under section 240 of the Taxes Act (set-off of company's surplus ACT against subsidiary's liability to corporation tax) ("ACT"); and

                  (c) the surrender of tax refund under section 102 of the Finance Act 1989 (surrender of company tax refund etc. within group) ("Tax Refund").

         3.24.2 No Group Company is liable to make a payment for Group Relief, ACT or Tax Refund surrendered to it.

         3.24.3 No Group Company is liable to surrender Group Relief, ACT or Tax Refund.

         3.24.4 There is no arrangement by which any Group Company may become liable to repay a sum paid to it for the surrender of Group Relief, ACT or Tax Refund.

         3.24.5 No Group Company is a company concerned in an exempt distribution made within the five years ending on the date of this Agreement for the purposes of section 214 of the Taxes Act (chargeable payments connected with exempt distributions).

3.25     GOVERNMENTAL REGULATION

         All Permits necessary for carrying on the businesses of the Group Companies as they are now carried on (other than building permits and waivers obtained in the ordinary course of business) are in full force and effect. The Group Companies are not in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ or decree of any court or any Governmental Authority having the force of law or delinquent with respect to any report required by law to be filed with any Governmental Authority except where such violation, default or failure to file timely would not have a material adverse effect on the Group Companies taken as a whole. The consummation of the transaction contemplated hereby will not extinguish or adversely affect any such Permit which the Group Companies have on the date of this Agreement, and which are necessary for carrying on the businesses as they are now carried on.

3.26     CONTRACTS

         3.26.1 None of the Group Companies is a party to or liable under a long-term, onerous or unusual agreement, arrangement or obligation which for these purposes means:

                  (a) a Contract entered into other than in the ordinary and usual course of its business;

                  (b) a Contract entered into other than on arm's length terms;

                  (c) a Contract which the Group Companies cannot comply with without undue or unusual expenditure of money or effort;

                  (d) a Contract containing any provision or covenant limiting the ability of the Group Companies to engage in any line of business currently carried on or to compete with or to obtain products or services from any Person;

                  For the purposes of this clause 3.26.1 a long term Contract is one which is unlikely to have been fully performed in accordance with its terms more than 18 months after the date on which it was entered into or undertaken.

         3.26.2   No Group Company is a party to or liable under:

                  (a) any partnership, joint venture, agency, management, consortium or similar Contracts;

                  (b) any Contracts (other than Planning Agreements) that involve the payment or potential payment by or to it of aggregate amounts exceeding Twenty Five Thousand Pounds (L.25,000) in any year, other than Contracts which are on standard terms (copies of such standard terms being contained in the Disclosure Documentation) or which are terminable by it without penalty on not more than ninety
                        (90) days' notice;

                  (c) any Contracts containing any "change of control" provision or agreement;

                  (d) any proxies, powers of attorney or similar delegations of authority of a Group Company to a party who is not director, officer or employee of such entity;

                  (e) any Contracts (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among a Group Company on the one hand and any member of the AMEC Retained Group on the other hand other than (i) those entered into or subsisting with the agreement of the Purchaser and (ii) the Reorganisation Agreement;

                  (f) any Contracts which by their terms provide for the creation, existence or maintenance of a lien or other Encumbrances on any properties or Assets of any Group Company;

         3.26.3   The Disclosure Letter contains:

                  (a) copies of all Contracts with customers which are not in (or substantially in the form of) the standard form of sales contract used by the Group Companies, a copy of which is contained in the Disclosure Letter;

                  (b) a list as at 4 April 1999 of all pending sales contracts with customers, including the principal terms of such sales such as names, date, sales price, location and delivery date;

                  (c) details of any sales contract that would entitle a customer on Closing to cancel such agreement because of the change in control of any Group Company, any arrangement with a lender that would entitle a lender on Closing to cancel its existing commitment to fund construction of any home or to fund the purchase of such home by a customer because of the change in control;

                  (d) copies of all Contracts with subcontractors, architects, engineers and other consultants relevant to the development of the Real Property (the "CONTRACTOR CONTRACTS"), other than those which are in the relevant standard form a copy of which standard form in each case is contained in the Disclosure Letter;

         3.26.4 Each material Contract to which any Group Company is a party is in full force and effect and constitutes a legal, valid and binding obligation of such Group Company and is enforceable against the Group Company in accordance with its terms subject to bankruptcy, insolvency, reorganisation and other laws of general application relating to creditors' rights and to general principles of equity. Neither any Group Company nor (to the knowledge of AMEC) any other party to any such Contract is in violation or breach of or default under any such Contract, except any violation, breach or default which could reasonably be expected not to have a material adverse effect on such Group Company. Except for any such provision which could not be reasonably expected to have a material adverse effect on the Group Companies taken as a whole no such Contract contains any provision which prohibits or restricts, or provides that the other party thereto may terminate such Contract in the event or by reason of, the transactions contemplated by this Agreement, or contains any other provision that would be altered or otherwise become applicable by reason of such transactions.

         3.26.5 AMEC is not aware of the invalidity of, or a ground for termination, avoidance or repudiation of, an agreement, arrangement or obligation to which any of the Group Companies are a party the termination, avoidance or repudiation of which would have a material adverse effect on the Group Companies taken as a whole. No party with whom the Group Companies have entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or so far as AMEC is aware has sought to repudiate or disclaim, the agreement, arrangement or obligation the termination, avoidance or repudiation of which would have a material adverse effect on the Group Companies taken as a whole.

         3.26.6 So far as AMEC is aware, no fact or circumstance exists which is likely to give rise to any party with whom any of the Group Companies have entered into an agreement or arrangement being in material breach of such agreement or arrangement. The Purchaser acknowledges that for the purposes of giving this warranty AMEC has not made any enquiry of any third party and/or counterparty.

         3.26.7 The Group Companies have received no notices of any material claims of non-payment or claims of liens by any contractors, subcontractors or suppliers with respect to any work performed on or materials furnished to the Real Property.

3.27     BANK ACCOUNT DETAILS, INDEBTEDNESS AND GUARANTEES

         3.27.1   The Disclosure Letter contains details of:

                  (a) all Contracts relating to the borrowing of money by the Group Companies or providing for any direct or indirect guarantee by the Group Companies of any indebtedness of any other Person; and

                  (b) the name and address of each bank or other financial institution in which the Group Companies have an account or a safe deposit box, the account numbers and the names of all persons authorised to draw thereon or to have access thereto.

         3.27.2 Except as disclosed in the Financial Statements or in the Disclosure Letter, no Group Company has outstanding or agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, a bank overdraft, a liability under an acceptance (other than a normal trade bill) and an acceptance credit.

         3.27.3 No Group Company is a party to or is liable (including without limitation, contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another Person's obligation (other than any other Group Company).

         3.27.4 No part of the loan capital, borrowing or indebtedness in the nature of borrowing of a Group Company is dependent on the guarantee or indemnity of, or security provided by, another Person other than a Group Company.

         3.27.5 No event has occurred or so far as AMEC is aware has been alleged which:

                  (a) constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

                  (b) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of a Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

3.28     BROKERS OR FINDERS

         No broker or finder has acted on behalf of the Group Companies, in connection with this Agreement or the transactions contemplated hereby.

3.29     INSURANCE

         The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Group Companies have an interest (the "POLICIES"). In addition, each Group Company has at all times maintained or had an interest in insurance policies written on a "losses occurring basis" covering against all third party liabilities to which a person carrying on the types of business carried on by the Group Companies is or may be exposed (the "HISTORIC POLICIES").

         3.29.1 Each of the Policies and each of the Historic Policies is valid and enforceable and is not void or voidable. Neither AMEC nor any Group Company has done anything or omitted to do anything which might cause or entitle the insurers under any of the Policies or the Historic Policies to refuse to pay any claims under the Policies or the Historic Policies.

         3.29.2 None of the Policies written on a losses occurring basis or the Historic Policies contains provisions as to change of control or ownership of the insured or as to the definition of the insured that would affect the ability or entitlement of any of the Group Companies to claim under such policies after the date of this Agreement for losses occurring prior to the date of this Agreement.

         3.29.3   INSURANCE OF ASSETS

                  Each insurable asset of each Group Company has at all material times been and is at the date of this Agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by each Group Company.

         3.29.4   OTHER INSURANCE

                  Each Group Company has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits and any other risk normally insured against a person operating the types of business operated by each Group Company.

         3.29.5   CLAIMS

                  Full details of claims made under the Policies and under the Historic Policies since 1994 are provided in the Disclosure Letter.

                  In relation to the claims referred to in the Disclosure Letter and in relation to all other claims under Historic Policies (the "CLAIMS"):

                  (a) no insurer has refused to pay any of the Claims in full or has advanced any counterclaim or cross-claim, or has indicated that they propose to do so;

                  (b) neither AMEC nor any Group Company has done anything or omitted to do anything which might cause or entitle the insurers to refuse to pay any of the Claims in full or to make any counterclaim or any cross-claim.

3.30     ENVIRONMENTAL MATTERS

         The Warranties in this clause 3.30 shall be the only warranties relating to the Environment. The Warranties in this clause 3.30 shall not apply to the options referred to in the Real Property Schedule.

         Except as set out in the Disclosure Letter:

         3.30.1 The facilities and property presently owned or leased by the Group Companies have been (to the knowledge of AMEC) prior to the date hereof, and continue to be, operated by the Group Companies in compliance in all material respects with all applicable Environmental Laws.

         3.30.2 The Group Companies have not received notice from any Person of any Environmental Claim that is currently pending or threatened against the Group Companies.

         3.30.3 To the knowledge of AMEC there are no past or present actions, activities, circumstances, conditions, events or incidents (including, but not limited to, the release, emission, discharge, presence, or disposal of any Hazardous Material) that are reasonably likely to form the basis of an Environmental Claim against the Group Companies or, to the knowledge of the Group Companies, any Person whose liability for such an Environmental Claim the Group Companies have or may have retained or assumed either contractually or by operation of law.

         3.30.4 The Disclosure Letter contains details of all material Environmental Permits and the Group Companies are in compliance in all material respects with the terms thereof.

         3.30.5 So far as AMEC is aware, no asbestos polychlorinated biphenyls (PCBs) or other Hazardous Materials are used, disposed of, stored or otherwise present in, on under or at any Real Property or property that was owned or, to the knowledge of the Group Companies, that was leased by the Group Companies, and no formaldehyde containing material is contained in any of the homes constructed by the Group Companies.

         3.30.6 All written reports and studies (including, but not limited to, any site assessments or environmental, health or safety audit report) obtained by or in the possession of the Group Companies within the last 2 years with respect to any of the matters referred to in this clause 3.30 are identified in the Disclosure Letter. The Group Companies have heretofore provided the Purchaser correct and complete copies of all such reports and studies in the possession of or otherwise available to the Group Companies. Reasonable financial provision has been made by the Group Companies in their accounts up until Closing, to cover any incurred cost of any remediation, removal, treatment or monitoring works referred to in the said reports and studies arising from the presence of Hazardous Materials or required under Environmental Laws.

         3.30.7 The Group Companies have not owned, operated, or used any underground storage tanks at any facility and have not engaged in or permitted any activities or incidents at any property now or formerly owned leased or occupied by the Group Companies that have caused or contributed to the release of any Hazardous Material into the soil or groundwater underlying those properties.

         3.30.8 The Group Companies are not in material violation of or in default with respect to and have no liability under any applicable Environmental Law or Environmental Agreements nor are they delinquent with respect to any report required by Environmental Law to be filed to any Governmental Authority except where such violation, default or failure to timely file would not have a material adverse effect on the Group Companies taken as a whole.

3.31     INTELLECTUAL PROPERTY RIGHTS

         The Warranties in this clause 3.31 shall be the only Warranties relating to Intellectual Property Rights and to any licences or other agreements relating thereto.

         3.31.1   Schedule 4 contains a true, correct and complete list of all
                  (i) registered Intellectual Property Rights owned or used by the Group Companies, (ii) applications for registrations of Intellectual Property Rights filed by the Group Companies,
                  (iii) material unregistered trade names and corporate names owned or used by the Group Companies and (iv) material unregistered trademarks and service marks owned or used by the Group Companies. It also contains a true, correct and complete list of all licences granted by the Group Companies to any third party with respect to any Intellectual Property Rights and all licences granted by any third party to the Group Companies (or to any member of the AMEC Retained Group on behalf of the Group Companies) with respect to any Intellectual Property Rights (other than standard form licences with respect to commercial software that is generally available from third parties). The Group Companies own all right, title and interest to, or have the right to use pursuant to a valid licence, all Intellectual Property Rights identified in the Disclosure Letter. The Group Companies have taken all actions which are reasonably necessary to maintain and protect Company Intellectual Property Rights, except to the extent that failure to take such actions would not have a material adverse effect on the Group Companies taken as a whole.

         3.31.2 There have been no written claims made against the Group Companies asserting the invalidity, misuse or unenforceability of Company Intellectual Property Rights, (i) the Group Companies have not received any written notices of any infringement or misappropriation by, or conflict with, any third party with respect to Company Intellectual Property Rights (including, but not limited to, any demand or request that the Group Companies license any rights from a third party), (ii) to the knowledge of AMEC, the conduct of the businesses conducted by the Group Companies do not infringe or misappropriate in any material respect, and is not in conflict in any material respect with, any Intellectual Property Rights of other Persons, and (iii) to the knowledge of AMEC, the Intellectual Property Rights owned by or licensed to the Group Companies are not being infringed or misappropriated in any material respect by any other Persons.

         3.31.3 The Group Companies have obtained and maintained in force each registration under the Data Protection Act 1984 necessary in relation to their business including, without limitation, each registration relating to the obtaining, holding, processing, transfer and disclosure of personal data by the Group Companies (including, without limitation, to the Purchaser). The Group Companies have in respect of personal data relating to their businesses at all times complied with the Data Protection Principles contained in Schedule 1 to the Data Protection Act 1984.

3.32     PENSIONS AND LIFE ASSURANCE

         For the purposes of clauses 3.32.1 to 3.32.9:

         "APPROVED" means approved by the Inland Revenue for the purposes of Chapter I of Part XIV of the Taxes Act and a reference to "Approval" is to be construed accordingly;

         "DISCLOSED SCHEME" means the AMEC Staff Pension Scheme, the AMEC Executive Pension Scheme and the AMEC Group Life Assurance Scheme;

         "EMPLOYEE" means a director or employee or former director or employee of the Company or the Subsidiaries; and

         "SPECIAL ARRANGEMENT" means the arrangement by which Fairclough Homes Limited contributes to Mr R L Fraser's personal pension plan.

         3.32.1 Save for the Disclosed Scheme and the Special Arrangement there is not in operation at the date of this Agreement, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not and Approved or not) for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death or during periods of sickness or disablement after retirement, for the benefit of an Employee or an Employee's dependants. The Disclosed Scheme and the Special Arrangement are the only arrangements to which the Group Companies make or could become liable to make payments for providing the above benefits in respect of an Employee or an Employee's dependants.

         3.32.2 Details of the Disclosed Scheme have been given to the Purchaser in the form of:

                  (a) a copy of each deed and the rules governing or relating to the Disclosed Scheme and any deeds supplemental thereto;

                  (b) a copy of the current explanatory booklet issued to an Employee who is or may become a member of the Disclosed Scheme;

                  (c) a copy of the announcement issued to an Employee who is a member of the Disclosed Scheme in respect of the improvement or a benefit or another amendment not yet incorporated into the documentation of the Disclosed Scheme;

                  (d) a copy of the audited accounts of the AMEC Staff Pension Scheme and the AMEC Executive Pension Scheme for the scheme year to 31 March 1998;

                  (e) a list of Employees who are members of the Disclosed Scheme with all details relevant to their membership of the Disclosed Scheme and necessary to establish their entitlements to benefits; and

                  (f) details of any transfer payment received by the Disclosed Scheme in respect of an Employee (whether an individual transfer of part of a bulk transfer) since 17 May 1990 sufficient to establish whether the transfer complied with the requirements of Article 119 of the Treaty of Rome.

         3.32.3 Except as referred to in the Disclosure Letter no discretion or power has been exercised under the Disclosed Scheme in respect of an Employee to:

                  (a)   augment benefits;

                  (b) admit to membership an Employee who would not otherwise have been eligible for admission to membership; or

                  (c)   provide a benefit which would not otherwise be provided.

         3.32.4 No plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to the Disclosed Scheme has been communicated to an Employee who is a member of the Disclosed Scheme.

         3.32.5 No contribution due to the Disclosed Scheme or the Special Arrangement is unpaid by the Group Companies.

         3.32.6 The Disclosed Scheme is Approved and AMEC is not aware of a matter which might give the Inland Revenue reason to withdraw Approval.

         3.32.7 The AMEC Staff Pension Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993 and has been administered in accordance with the contracting-out requirement of that Act. Fairclough Homes Limited is named in a current contracting-out certificate issued in relation to the AMEC Staff Pension Scheme.

         3.32.8 The Disclosed Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements (including, without limitation, Article 119 of the Treaty of Rome as it is currently interpreted and applied to equal access and equal benefits except contracted-out benefit rights) and the trusts, powers and provisions of the Disclosed Scheme. The Group Companies have complied with Article 119 of the Treaty of Rome as it is currently interpreted and applied to the eligibility of an Employee to join, contributions made to and the provisions of a benefit (except contracted-out benefit rights) referred to in paragraph 3.32.1 under the Disclosed Scheme.

         3.32.9 The basis on which Fairclough Homes Limited has undertaken to contribute to the Special Arrangement has been disclosed to the Purchaser in the Disclosure Letter. No assurance, promise or guarantee (oral or written) has been made or given to Mr Fraser of a particular level or amount of benefits to be provided for or in respect of him under the Special Arrangement on retirement, death or leaving employment. Fairclough Homes Limited may terminate any obligation it may have to contribute to the Special Arrangement without incurring a liability to Mr Fraser under an agreement or arrangement with him, other than any contributions payable on the disclosed basis in respect of a notice period.

3.33     INSIDER AGREEMENTS

         There is, and during the three years ending on the date of this Agreement there has been, no agreement or arrangement (legally enforceable or not) to which a Group Company is or was a party and in which either AMEC or any member of the AMEC Retained Group, a director or former director of a Group Company or a person connected with any of them is or was interested in any way. For this purpose, "CONNECTED" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "CONTROL" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

3.34     EMPLOYMENT MATTERS

         3.34.1 There is no employment or other contract of engagement (written or otherwise) between the Group Companies and any of their directors or other officers. The Group Companies are not a party to a consultancy contract.

         3.34.2 There is no employment contract between the Group Companies and any of their employees which cannot be terminated by three months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). Neither the Group Companies nor the Guarantor have received notice of resignation from Mr W Gosling, Mr R Sarraff, Mr G H Fogden or Mr D E Stagg.

         3.34.3 There is no employment or consultancy contract or other contract of engagement between the Group Companies and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Group Companies have a continuing obligation.

         3.34.4   The Disclosure Letter contains:

                  (a) a true and complete list of all directors and officers of the Group Companies;

                  (b) the total number of the Group Companies' employees including those who are on maternity leave or absent because of disability or other long-term leave of absence, and have or may have a right to return to work with the Group Companies;

                  (c) the name, date of start of employment, salary and other benefits, grade and date of birth of each employee of the Group Companies and, where an employee has been continuously absent from work for more than one month, the reason for the absence; and

                  (d) the terms of the contract of each director, other officer and employee of the Group Companies entitled to remuneration at an annual rate, or an average annual rate over the last three financial years, of more than Forty Thousand Pounds (L.40,000).

         3.34.5 The basis of the remuneration currently payable to the Group Companies directors, other officers and employees is the same as that in force on 1 January 1999. The Group Companies are not obligated to increase, nor have they made provision to increase, the total annual remuneration payable to their directors, other officers or employees by more than three percent (3%) or to increase the remuneration of a director, other officer or employee entitled to annual remuneration of more than Twenty Five Thousand Pounds (L.25,000).

         3.34.6 The Group Companies owe no material amount to a present or former director, other officer or employee of the Group Companies (or his dependant) other than for accrued remuneration, holiday pay or reimbursement of business expenses.

         3.34.7 There is no agreement or arrangement between the Group Companies and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Group Companies have not provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

         3.34.8 The Group Companies have in all material respects maintained up-to-date, full and accurate records regarding the employment of each of their employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters) and termination of employment.

         3.34.9 Except as disclosed in the Financial Statements, the Group Companies have not:

                  (a) incurred but not yet fully discharged a material liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal, discrimination or failure to comply with an order for the reinstatement or re-engagement of an employee;

                  (b) incurred but not yet fully discharged a material liability for breach or termination of a consultancy agreement; or

                  (c) made or agreed to make a payment which has not yet been fully paid, provided or agreed to provide a benefit (which has not yet been provided in full) to a present or former director, other officer or employee of the Group Companies or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

         3.34.10 The Group Companies have complied in all material respects with:

                  (a) each obligation imposed on them by, and each order and award made under, statute, regulation, code of conduct and practice, collective agreement, custom and practice relevant to the relations between them and their employees or a trade union or the terms of employment of their employees; and

                  (b) any recommendation made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee.

         3.34.11 Within the year ending on the date of this Agreement the Group Companies have not:

                  (a) given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with their obligations under Chapter II of Part IV of that Act; or

                  (b) been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

         3.34.12  (a)   The Group Companies have no agreement or arrangement
                        with and does not recognise a trade union, works council, staff association or other body representing any of their employees; and

                  (b) The Group Companies are not involved in, and no fact or circumstance exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of their employees.

         3.34.13 The Group Companies do not have and are not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of their directors, other officers or employees.

         3.34.14 There is and has been no training scheme, arrangement or proposal in relation to the Group Companies in respect of which a levy may become payable by the Group Companies under the Industrial Training Act 1982.

3.35     ACCURACY OF THE AGREEMENT AND THE DISCLOSURE LETTER

         The factual information set forth in the Schedules and Appendices to this Agreement and the specific disclosures set out in the Disclosure Letter (other than references to any disclosure document not expressly mentioned in the Warranties) are true and accurate in all material respects and not misleading in any material respect. The documents marked with an asterisk on the Schedule of disclosure documentation are true and complete copies of the original documents. The factual information in the documents marked with two asterisks on the schedule of disclosure documentation was at the date of preparation of the relevant document true and accurate in all material respects and not misleading in any material respect.

3.36     MATERIAL CHANGES

         Since the Last Accounting Date:

         3.36.1 there has not been any material adverse change in the business, Assets, liabilities, results of operations or financial condition of the Group Companies (other than changes which have affected other companies carrying on the same or a substantially similar business which are in the public domain);

         3.36.2 there has not been any declaration, waiver or payment of any dividend or other distribution on or in respect of the issued share capital of the Group Companies, nor has there been any direct or indirect redemption or purchase of any of the issued share capital of the Group Companies, or any issue of any such shares;

         3.36.3 there has not been any disposition of or Encumbrance or agreement to dispose of or to encumber, or any pledge or grant of a security interest in or agreement to pledge an interest in, any of the properties or Assets of the Group Companies (other than in the ordinary course of business), or any increase or any agreement to increase any indebtedness of the Group Companies;

         3.36.4 there has not been any merger, consolidation or other business combination involving the Group Companies, or any agreement to merge, consolidate or combine with any other Person; nor has there been any acquisition of or agreement to acquire any share capital, business, property or Assets of any other Person (other than in the ordinary course of business);

         3.36.5 there has not been any settlement in respect of any actions, lawsuits or proceedings at law or in equity involving any payment by the Group Companies (other than debt recovery actions in the ordinary course) which were material in the context of the Group Companies as a whole;

         3.36.6 there has not been any loan or advance to any officer, director, employee or shareholder of the Group Companies except a normal travel advance, a reasonable expense advance or advances to employees not exceeding their accrued and unpaid wages or advances otherwise provided for in an employee's contract of employment;

         3.36.7 there has not been any cancellation by the Group Companies, without payment in full, of any promissory notes, loans, or other obligations receivable from any officer, director, employee, shareholder or other Affiliate of the Group Companies, or any member of their families, or from any Person in which any officer, director, employee or shareholder of the Group Companies have any direct or indirect interest;

         3.36.8 there has not been any sale or grant to any party or parties of any licence, franchise, option or other right of any nature whatsoever to sell, purchase, distribute, or otherwise deal in or with the property of the Group Companies, other than in the ordinary course of business;

         3.36.9 there has not been any change in the accounting methods or practices of the Group Companies;

         3.36.10 there has not been any contract or agreement entered into, or any business transaction engaged in, by the Group Companies with any Affiliate of the Group Companies;

         3.36.11 there has not been any action taken by the Group Companies other than in the ordinary course of business; and

         3.36.12 except as contemplated in this Agreement, there has not been any agreement or commitment by the Group Companies, to do or take any of the actions referred to in clause 3.36.

3.37 The Purchaser undertakes that it shall procure that the Group Companies shall pursue any remedies and actions that it may have under the terms of the documentation relating to Fairpine so far as it is reasonably able.

4.       CERTAIN COVENANTS

4.1      USE OF NAMES AND SYMBOLS

         4.1.1 Subject to clause 4.1.2 below as soon as reasonably practicable after Closing AMEC and the Guarantor will, and will procure that all of their subsidiaries and associated undertakings, cease to use the names "Fairclough" and "Faircloughs" and all names similar thereto, in any way whatsoever, including, without limitation, in connection with the use of such names as or as part of the name of a company or business.

         4.1.2 The Purchaser acknowledges and consents to the continued use of the name "Fairclough" in relation to (i) Leonard Fairclough House, Church Street, Adlington, Lancashire PR7 4LB and (ii) Fairclough House, 160 Hadleigh Road, Ipswich, Suffolk, IP2 0HJ which are properties owned and/or operated by AMEC or members of the AMEC Retained Group.

         4.1.3 The Guarantor and AMEC hereby grant to each Group Company a non-exclusive royalty free licence to use the "flying triangles" symbol in the manner in which and to the extent to which it is currently used by the Group Companies for a maximum of 6 months after Closing. By the end of that period the "flying triangles" mark shall either have been removed or obliterated from all items on which it appears or alternatively any such items shall have been destroyed.

         4.1.4 The Purchaser shall take all steps necessary to remove, and shall procure that the Group Companies remove any reference to any member of the AMEC Retained Group from all business materials including without limitation letterhead, invoices, stationery and advertising materials, all company vehicles, the Real Properties and signs as soon as reasonably practicable and in any event within 3 months after Closing. The Purchaser shall, and shall procure that, whenever any written materials are provided by it or any of the Group Companies or any of its or their Affiliates to any person any references to AMEC, the Guarantor, any member of the AMEC Retained Group and any Affiliate of AMEC shall be concealed and/or a separate note attached which makes it clear that the Group Companies have no relationship and are not in any way connected to any member of the Retained AMEC Group.

         4.1.5 The Purchaser shall indemnify AMEC and the Guarantor (on their own behalf and as trustee for other members of the AMEC Retained Group) against any and all proceedings, costs, liabilities, injury, loss or damage brought against or suffered by any of them, arising out of the use by either the Company or any of the Subsidiaries of the AMEC name or the "flying triangles" logo, whether permitted under this Agreement or otherwise. If, in the reasonable opinion of the Guarantor, at any time while such use is permitted under this Agreement, the products or services provided by the Company or the Subsidiaries falls below the standards applied at the date hereof by any member of the AMEC Retained Group or the Group Companies, all use of the AMEC mark and "flying triangles" logo shall cease forthwith.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to AMEC to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants as follows:

5.1      ORGANISATION

         The Purchaser is a private limited company duly incorporated under English law and has been in continuous existence since incorporation.

5.2      NO DEFAULT RESULTING FROM AGREEMENT

         Neither the execution and delivery of this Agreement nor the performance of its terms will result in any breach of the terms and conditions of, or constitute a default under, the Articles or Memorandum of the Purchaser or undertaking, judgment, decree or governmental order or other restriction or obligation to which the Purchaser is a party or by which Purchaser or any of its properties or may be bound or affected.

5.3      POWER AND AUTHORITY OF THE PURCHASER

         The Purchaser has the right, power and authority to execute and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

5.4      OWNERSHIP OF EQUITY

         At the time of Closing and of the issue of the Loan Notes the Purchaser has not and will not have assigned or transferred its beneficial interest in the Equity, or such interest as it obtains in the Equity, to CDC or any other Person.

6.       CONDITION PRECEDENT TO THE OBLIGATIONS OF PURCHASER TO CLOSE

6.1 Immediately prior to Closing and as a condition to Closing AMEC and each of the Company, Fairclough Homes Limited and Viewton Properties Limited shall file with the appropriate United States Internal Revenue Service a completed and duly executed Form 8832 and Form SS-4 (or their equivalents) in order to treat each of the Company,

         Fairclough Homes Limited and Viewton Properties Limited as a branch for United States federal income tax purposes.

6.2 The Purchaser shall defend at its cost and covenants to indemnify and hold harmless the Guarantor, AMEC (on their own behalf and as trustee for other members of the AMEC Retained Group) from any Losses that the Guarantor, AMEC or any other member of the AMEC Retained Group incurs as a result of the Guarantor complying with the obligations set out in clause 6.1.

7.       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

7.1 The representations, warranties, covenants and agreements of the parties to this Agreement shall survive the making of this Agreement and the Closing, and remain fully binding and enforceable thereafter, without the necessity of any other document being delivered at the Closing. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the time periods during which the Purchaser may assert a warranty claim are as set out in clause 7.2 below.

7.2 Subject to the provisions of clause 11.2 no Warranty Claim will be enforceable except a Warranty Claim a notice of which is given in writing by the Purchaser to AMEC setting out such details as are available of the specific matter in respect of which the Warranty Claim is made and an estimate of the amount of such claim, by 31 December 2001 except that the limit will be seven years from Closing in relation to a claim in respect of Tax Warranties in clauses 3.23 and 3.24 and four years from Closing in respect of the Environmental Warranties in clause 3.30 and any such Warranty Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn 12 months after the relevant time limit set out above unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being pursued with reasonable diligence.
         8. FURTHER UNDERTAKINGS BY AMEC AND ACKNOWLEDGEMENTS

8.1 Subject to clause 8.4, until the third anniversary of the Closing Date (the "NON-COMPETE PERIOD"), the Guarantor agrees that it will not participate in the residential development business including, without limitation, the design, construction and sale of single family or multi-family houses as carried on by the Group Companies at the date of this Agreement (the "BUSINESS"), in the territory in which that Business is carried on at the date hereof, directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly held company of which the Guarantor owns, or has real or contingent rights to own, less than five (5) per cent of any class of outstanding securities), or as a principal, agent, employee, employer, advisor, consultant, lender, partner, or in any other capacity whatsoever, either for the Guarantor's own benefit or for the benefit of any other Person.

8.2 Subject to clause 8.4, during the Non-Compete Period, the Guarantor will not, directly or indirectly, (i) solicit the customers of the Group Companies, or take any action with a view to interfering with the relationships of the Group Companies with customers, contractors, dealers, distributors, or sources of supply or (ii) solicit or otherwise induce any of the employees of the Group Companies to leave the employment of their employer.

8.3

         8.3.1 The Guarantor recognises and acknowledges that the Purchaser will suffer irreparable harm if the Guarantor violates any of the terms or provisions of this Agreement. Accordingly, the Guarantor agrees that Purchaser shall be entitled to an injunction restraining the Guarantor from competing with the Group Companies in violation of this Agreement, which relief shall be in addition to, and not in lieu of, the Purchaser's right to seek all other remedies which the Purchaser may have at law and in equity.

         8.3.2 Subject to clause 8.3.3, if the covenants contained in this clause 8 should be held by any court to be void or unenforceable in any particular area or jurisdiction, then the parties hereto shall consider this Agreement to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which the covenants are held to be void or otherwise unenforceable, and as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

         8.3.3 If the covenants contained in this Agreement should be held by any court to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration, geography (within that jurisdiction) or scope of activity, then the parties hereto shall consider such covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court, and as to all other matters, the covenants contained herein shall remain in full force and effect as originally written.

         8.3.4 The Guarantor and the Purchaser agree that the covenants set forth herein are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Group Companies. The Guarantor acknowledges that the Purchaser has a legitimate interest in protecting the business of the Group Companies, the restrictive covenants set forth above are not oppressive to the Guarantor, and are reasonable in the limitations as to time, geographical area and activity.

8.4 The provisions of this clause 8 shall not apply to any of the following:-

         8.4.1 the shareholding by any member of the AMEC Retained Group in Annington Homes Limited or Ician Developments Limited; or

         8.4.2 any developments which involve varied uses of land (such as commercial, industrial, leisure, distribution or residential uses) provided that the development of speculative residential units does not constitute a substantial part of any such development; or

         8.4.3 the involvement of any member of the AMEC Retained Group in the provision of consultancy services for or the design or construction of residential developments which are not speculative residential developments of the AMEC Retained Group; or

         8.4.4 the development of residential units pursuant to or in connection with any private finance initiative undertaken by any member of the AMEC Retained Group or in which any such member is interested or is involved; or

         8.4.5 subject to the provisions of clause 8.5 below the acquisition by any member of the AMEC Retained Group of a business or the shares in a company which in either case has a speculative residential development business as an ancillary business; or

         8.4.6 the development of any Assets (as defined in the Reorganisation Agreement) whether for the development of speculative residential units or otherwise; or

         8.4.7 the acquisition of any land or property and the application for planning permission in respect of any such land or property where any member of the AMEC Retained Group is not to develop such land or property; or

         8.4.8 the development of any land which has been acquired by AMEC (or any member of the AMEC Retained Group) pursuant to clause 2.7.

8.5 If the Guarantor acquires a business or the shares in a company which in either case has a speculative residential development business as an ancillary business, the Guarantor shall as soon as reasonably practical give the Purchaser written notice of such acquisition and shall negotiate in good faith with the Purchaser with a view to the Purchaser acquiring the speculative residential development business acquired by the Guarantor (the "SPECULATIVE RESIDENTIAL BUSINESS"). If the parties have been unable to agree the terms on which the Purchaser shall acquire the Speculative Residential Business within 90 Business Days of the Guarantor acquiring the Speculative Residential Business, the Guarantor shall use reasonable endeavours to sell the Speculative Residential Business to a third party within six months of the negotiations with the Purchaser ending providing that any such sale is not contrary to the Guarantor's obligations to maximise shareholder value.

8.6 The Guarantor agrees that all reference to itself in this clause 8 will be deemed to include all of its Affiliates, and guarantees that they will all comply with the provisions of this clause 8. For the purposes of clauses 8.1 to 8.5, "speculative residential units" are units which are to be sold to the public on a private basis and which have not been sold or reserved at the time of commencement of the development of the relevant land.

8.7 AMEC agrees to make a payment (the "PRINCIPAL PAYMENT") to the Purchaser as agent for the Company of an amount equivalent to the final payment which would have been due under Rule 5.7 of the 1998 AMEC Profit Related Pay Scheme (the "SCHEME") to employees of Group Companies, had their employing companies not been transferred out of the Employment Unit (as defined in Rule 1.1 of the Scheme Rules) prior to 6 April 1999, together with a further payment of an amount representing a gross-up at the rate of 23% of that part of the Principal Payment that would have otherwise been received tax-free by employees of the Group Companies. The Purchaser undertakes to procure that Fairclough Homes Limited utilises the Principal Payment for the purposes set out in this clause.

8.8 The Purchaser acknowledges that the benefit of the litigation relating to a dispute between Fairclough Homes Limited and Southend United Football Club relating to a development agreement dated 13 July 1987 (the "SOUTHEND UNITED LITIGATION") has been transferred by the Company and Fairclough Homes Limited to AMEC Developments Limited pursuant to an agreement dated 15 April 1999. The Purchaser acknowledges that pursuant to the terms of that agreement, AMEC and their accountants and professional advisers have the right to investigate the matters or circumstances alleged to give rise to the Southend United Litigation and have the benefit of any awards and that:-

         8.8.1 Without AMEC's written consent no admission of liability should be made by or on behalf of the Purchaser or any Group Company and no significant action shall be taken by the Purchaser or any Group Company except as is necessary to avoid a default judgment or other adverse ruling and a claim shall not be compromised, disposed of or settled in relation to the Southend United Litigation;

         8.8.2 AMEC shall be entitled at its own expense in its absolute discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Southend United Litigation (including, without limitation, making counter-claims or other claims against third parties) in the name of and on behalf of the Purchaser or the Group Company concerned and have the conduct of any related proceedings, negotiations or appeals; and

         8.8.3 the Purchaser will give and procure that the relevant Group Company gives, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting such Southend United Litigation as AMEC or its professional advisers reasonably request.

8.9 AMEC acknowledges that the Group Companies are interested in developing two sites at Garforth and Hulme which are currently owned or held under option by members of the AMEC Retained Group and AMEC shall or shall procure that the relevant members of the AMEC Retained Group shall continue in good faith negotiations for the sale and purchase (or other relevant contractual arrangement) that would enable the Group Companies to develop such sites. If AMEC or the relevant member of the AMEC Retained Group receives a bona fide offer from a third party (the "OFFER") in relation to either such site it shall notify the Group Companies who shall have the right to match the Offer within 5 Business Days of receiving notice of the Offer and if the Group Companies match the Offer, they shall have 45 Business Days to conclude and exchange a contract (or other relevant contractual arrangement) with the relevant member of the AMEC Retained Group. If the Group Companies decline to match the Offer in accordance with this clause but the Offer is not completed, the Group Companies shall have the right to match any subsequent Offer or Offers. The parties acknowledge that this clause does not constitute a binding agreement for sale and does not create any interest in either site in favour of the Group Companies or the Purchaser.

9.       COMPLIANCE WITH THE REORGANISATION

         Subject to clause 10.1 the Purchaser shall with effect from Closing procure that, to the extent permitted by law, the Group Companies comply with their express obligations under the Reorganisation Agreement. The Vendor shall with effect from Closing procure that, to the extent permitted by law, the relevant members of the AMEC Retained Group comply with their express obligations under the Reorganisation Agreement.

10.      INDEMNIFICATION

10.1     INDEMNIFICATION BY AMEC

         Subject to clause 10.2 AMEC shall defend at its cost, and covenants to indemnify and hold harmless the Purchaser and its Affiliates (including the Group Companies after the Closing Date) from any and all liabilities (including without limitation, Tax Liabilities), obligations, claims (including third party claims), damages, losses, fines, penalties, interest, costs and expenses (including all court costs and reasonable attorneys' fees) (individually a "LOSS" and collectively, "LOSSES") that the Purchaser or any such Person suffers or incurs as a result of or arising out of or in connection with:

         10.1.1 actions or events occurring prior to the Closing Date relating to the indictment issued in St. Albans Crown Court against Fairclough Homes Limited for failure to discharge its duty under section 3(1) Health and Safety at Work Etc. Act 1974 and in relation to Case No. HA700997 between the Plaintiff Daniel George Brede, the first defendant and Fairclough Homes Limited as Second defendant;

         10.1.2 the implementation of the Reorganisation or any part of it or any step taken in respect of it;

         10.1.3 any obligation of any member of the AMEC Retained Group existing at the date of this Agreement to make any payment (including all legal and/or costs or expenses) to Richard Fraser in relation to change of control of any of the Group Companies;

         10.1.4 the Southend United Litigation referred to in clause 8.8 above;

         10.1.5 the breach of restrictive covenants affecting the Real Property known as Highlands Village, Worlds End Lane and for any payments due under a Section 106 Agreement affecting that Property;

         10.1.6 the dispute regarding the wall demolished by a Group Company at Highlands Village;

         10.1.7 any application to a court or other tribunal by an aggrieved person under section 288 of the Town and Country Planning Act 1990 by any person for judicial review of the planning permission issued on 8 March 1999 in respect of the property known as the Dick Sheppard School, Tulse Hill, London SW2 which results in such planning permission being revoked or withdrawn;

         10.1.8 the Company being unable to establish title to the whole of the land required for the development at Cedars, Radlett Road, Shenley in the event that the Company is unable to enter into a deed of rectification with Shenley Park Trust;

         10.1.9 the ownership by any Group Company of shares of Carlinian Limited or Mutanderis (23) Limited;

         10.1.10 the charge affecting the Real Property known as Swallowfield, Oaktree Road, Knaphill;

                  individually and collectively, a "COVERED EVENT")

10.2 AMEC shall not be liable under clause 10.1 for any Losses to the extent that the same would not have occurred but for:-

         10.2.1 any voluntary act or omission by the Purchaser and/or the Group Companies after Closing;

         10.2.2 fraud or wilful default on the part of any Group Company or its officers, employees or agents after the Closing Date; or

         10.2.3 any admission of liability or voluntary disclosure of information to a third party or regulatory authority by the Purchaser, save where AMEC has previously proposed or approved this course of action in writing.

10.3 The Purchaser acknowledges that it and its Affiliates shall not be entitled to recover twice in respect of any claim for indemnity under clause 10.1 and under the Tax Deed to the extent that claim has been satisfied. The Purchaser further acknowledges that to the extent that a claim can be made under the Tax Deed in respect of Tax Liabilities that it will pursue such claim under the Tax Deed before pursuing a claim in respect of the same under clause 10.1.

10.4     INDEMNIFICATION BY THE PURCHASER

         10.4.1 The Purchaser shall defend at its cost and covenants to indemnify and hold harmless AMEC (on its behalf and as trustee for other members of the AMEC Retained Group), from any and all Losses that AMEC or any member of the AMEC Retained Group incurs as a result of the guarantee or indemnification by AMEC or any relevant member of the AMEC Retained Group of any of the obligations of any of the Group Companies under any of the following:

                  (a) performance bonds and promissory notes outstanding at the Closing Date and issued by The Royal Bank of Scotland plc;

                  (b) bonds outstanding at the Closing Date and entered into by Aegon Insurance Company (UK) Limited;

                  (c) performance guarantee bonds outstanding at the Closing Date and issued by Zurich GSG Limited (formerly General Surety and Guarantee Company Limited);

                  (d) bonds outstanding at the Closing Date and issued by Barclays Bank PLC;

                  (e) bonds outstanding at the Closing Date (and any bonds issued after the Closing Date which are issued with the benefit of the indemnity of AMEC) and issued by NHBC;

                  (f) bonds outstanding at the Closing Date and issued by Royal & Sun Alliance/Chubb;

                  (g) bonds outstanding at the Closing Date and issued by Midland Bank plc;

                  (h) bonds outstanding at the Closing Date and issued by Hermes Kreditversicherungs AG; and

                  (i) bonds outstanding at the Closing Date and issued by National Westminster Bank PLC.

         10.4.2 The Purchaser shall use all reasonable endeavours to provide, or procure the provision of, such alternative security and/or take, or procure the taking of, any such steps as are required to effect the release of AMEC and any members of the AMEC Retained Group from all liabilities and obligations of whatever nature in relation to, or arising in connection with, the instruments issued by The Royal Bank of Scotland plc and National Westminster Bank PLC and referred to in clauses 10.4.1(a) and (i) above within 30 Business Days of the Closing Date.

10.5     THIRD-PARTY CLAIMS

         Other than Tax claims which are addressed in the Tax Deed, if any claim under clause 10 for indemnification by the party(ies) seeking indemnification or in respect of any Warranty Claim (in either case the "INDEMNITEE") arises out of a third-party claim (i.e., out of a claim made by or an action of a person or entity other than the Indemnitee), the party(ies) from whom the Indemnitee seeks indemnification or against whom the Indemnitee makes a Warranty Claim (the "INDEMNITOR") may, by written notice to the Indemnitee, undertake to conduct the defence thereof and to take all other steps or proceedings to defeat or compromise any such action or claim, including the employment of lawyers reasonably satisfactory to the Indemnitee; provided that Indemnitor shall fully consider and have due regard to the advice of the Indemnitee as to the defence or compromise of such actions and claims, and the impact on the business, assets or standing of the Indemnitee of any proposed course of action. The Indemnitee shall provide all reasonable co-operation in connection with such proceedings. Lawyer and auditor costs and expenses and court costs and fees of all proceedings with respect to any such action or claim shall be borne by the Indemnitor. If any such claim is made hereunder and Indemnitor does not elect to undertake the defence thereof by written notice to the Indemnitee, then the Indemnitee shall be entitled to control such proceedings and any reasonable costs and expenses incurred by the Indemnitee in controlling such proceedings shall be taken into account when assessing any liability of the Indemnitor. If the Indemnitor shall assume the defence of such claim, it shall not settle such claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all liability with respect to such claim and the Indemnitee shall have no right of action pursuant to this clause 10 against the Indemnitor.

10.6     NOTICE

         Within twenty (20) days after notice of any action, receipt of any claim in writing or similar form of actual notice of any claim as to which it asserts a right to indemnification, the Indemnitee shall notify the Indemnitor. The failure of the Indemnitee to give the notification to the Indemnitor contemplated above in this clause shall not relieve Indemnitor from any liability or obligation that it may have pursuant to this Agreement unless the failure to give such notice within such time shall have been materially damaging or prejudicial to the Indemnitor, and in no event shall the failure to give such notification relieve the Indemnitor from any liability it may have other than pursuant to this Agreement.

11.      RIGHT OF SET OFF

11.1     LIQUIDATED LOSSES; SET OFF

         11.1.1 Subject to AMEC's right to object to any set off or recoupment of any Loss which has become a Liquidated Loss, the Purchaser shall be entitled to set off or recoup any Liquidated Loss that has been actually incurred by or imposed upon the Purchaser against the Set Off Loan Note (a "SET OFF").

         11.1.2 Prior to or concurrently with each exercise by the Purchaser of its right of Set Off, the Purchaser shall deliver a written notice to AMEC (the "SET OFF NOTICE"), which notice shall set forth the amount of the Liquidated Loss, together with a reasonably detailed statement of the circumstances under which such Liquidated Loss was incurred and the total of all Liquidated Losses that have been Set Off by the Purchaser up to the date of the Set Off Notice.

         11.1.3 The Purchaser acknowledges that other than where the provisions of clause 11.1.4 below apply, the Purchaser shall not be entitled to a Set Off to the extent that the amount of any loss is or has been reflected in a diminution of the Operating Profits or a provision or reserve has been made by the Purchaser or the Group Company (and not disputed by AMEC).

         11.1.4 If at the time the Purchaser is entitled to a Set Off the Purchaser has injected equity capital into the Group Companies or any of them pursuant to the Shareholders' Agreement, and accordingly the Purchaser is entitled to a proportionate share of the net after tax earnings of the Group Companies, then such Set Off will be applied against the Set Off Loan Note as opposed to reducing the Operating Profits.

11.2     UNLIQUIDATED LOSSES; SET OFF RESERVES

         11.2.1   ESTABLISHMENT OF SET OFF RESERVES

                  Subject to AMEC's right to object to any set off or recoupment of any Loss as provided below, at any time prior to the date of redemption of the Set Off Loan Note (the "REDEMPTION DATE"), if and to the extent that the Purchaser reasonably determines that it has a bona fide claim under the Warranties that has not yet become a Liquidated Loss (an "UNLIQUIDATED LOSS"), the Purchaser shall be entitled to establish a reserve equivalent to the amount it reasonably considers to be a genuine estimate of the amount of the loss (a "SET OFF RESERVE") against the Set Off Loan Note in respect of such Unliquidated Loss, provided that AMEC receives from the Purchaser the Set Off Reserve Notice 10 Business Days prior to the Redemption Date. The Purchaser shall take into consideration the availability of insurance coverage for any Unliquidated Loss in establishing any Set Off Reserve.

         11.2.2   SET OFF RESERVE NOTICE

                  10 Business Days prior to the establishment of a Set Off Reserve, the Purchaser shall deliver a written notice to AMEC (the "SET OFF RESERVE NOTICE"), which notice shall set forth the amount of the Unliquidated Loss, together with a reasonably detailed statement of the basis for the Purchaser's determination that such Unliquidated Loss is reasonably likely to be incurred and the total of all Unliquidated Losses that have been reserved by the Purchaser to the date of the Set Off Reserve Notice.

         11.2.3   SUSPENSION OF OBLIGATIONS

                  The obligation of the Purchaser to pay the Set Off Loan Note to AMEC, as provided in the Set Off Loan Note Instrument, shall be suspended (but not the accrual of interest payable pursuant to clause 11.2.4) to the extent of the aggregate amount of Set Off Reserves not settled pursuant to this clause
                  11.2 at the time of such payment.

         11.2.4   SETTLEMENT OF SET OFF RESERVES

                  If at any time it is determined (whether by agreement between the parties or pursuant to the dispute resolution procedures set forth in clause 11.4 or as a result of a judicial determination of the Final Loss Amount as defined below) that any Set Off Reserve exceeds the aggregate amount of the Losses ultimately incurred by or imposed upon the Purchaser as a result of or based upon the events or conditions to which the Set Off Reserve relates (or that the claim to which the Set Off Reserve relates is not a valid claim) (the "FINAL LOSS AMOUNT"), the amount of such Set Off Reserve in excess of such Final Loss Amount or, as appropriate the entire Set Off Reserve, shall cease to be suspended and shall be paid within 2 Business Days under and in accordance with the terms of the Set Off Loan Note together with interest at the rate of 1% above the base rate of National Westminster Bank PLC from 30 March 2001 until the date of payment.

                  If and to the extent that at any time an Unliquidated Loss (in respect of which a Set Off Reserve has been established) becomes a Liquidated Loss which has not otherwise been satisfied (the "FINAL LOSS AMOUNT"), the nominal value of the Set Off Loan Note equivalent to the Final Loss Amount shall be paid by the Purchaser immediately upon such Unliquidated Loss becoming a Liquidated Loss but the Purchaser shall be deemed to be irrevocably and conditionally instructed by AMEC or the relevant noteholder (if appropriate) to apply the proceeds of such repayment in payment of the Liquidated Loss in full and final settlement of the Liquidated Loss and so that AMEC shall have no further liability to the Purchaser in respect of the amount of Set Off Reserve relating to such Liquidated Loss but, without prejudice to the Purchaser's right to recover the balance of such Liquidated Loss from AMEC and the Purchaser shall have no further liability to any noteholder in relation to the Set Off Loan Note subject to such repayment.

                  If and to the extent any Set Off Reserve has been established and a provision is subsequently made in the accounts prepared pursuant to clause 5 of the Shareholders' Agreement, then the amount of such Set Off Reserve shall be reduced to the extent that the preferential dividend paid to the holders of the "B" Shares in the Company on or around 30 June 2001 is reduced by the inclusion of such provision and the relevant amount shall cease to be suspended and shall be paid within 2 Business Days of the date on which the Preferential Dividend is paid together with interest at a rate of 1% above the base rate of National Westminster Bank PLC from 30 March 2001 until the date of payment.

         11.2.5   TAX

                  (a) For the purposes of clause 11 "Loss" or "Losses" shall not include any amount of a claim in respect of Taxation.

11.3     OBJECTION PROCEDURE

         If AMEC disputes any exercise by the Purchaser of its right to make a Set Off or a Set Off Reserve, then AMEC shall deliver a written notice to Purchaser ("OBJECTION NOTICE") within five (5) Business Days following receipt of a Set Off Reserve Notice. The Objection Notice shall state the portion of the applicable Loss to which AMEC objects and a reasonably detailed description of the basis of such objection. AMEC and the Purchaser shall negotiate in good faith to resolve any dispute with respect to the matters set forth in the Objection Notice for a period of twenty (20) days following receipt of such Objection Notice by the Purchaser.

11.4     DETERMINATION BY AN EXPERT

         11.4.1 If AMEC and the Purchaser are not able to agree during the dispute resolution period provided above:

                  (a) whether or not there are reasonable grounds for making a claim under the Warranties; and/or

                  (b) whether or not the amount of the claim under the Warranties represents a reasonable estimate of the loss and/or liability which is likely to be awarded in respect of such claim.

                  ((a) and (b) together being the "CLAIM CRITERIA"), either of them may by written request to the other specify a counsel of at least 10 years' standing (or other appropriate person) whom they wish to opine on the Claim Criteria. If they cannot agree on the counsel or other appropriate person within 3 Business Days of the written request then either of them may at any time thereafter apply to the President of the Bar Counsil to nominate a counsel of at least 10 years' standing to opine on the Claim Criteria. The counsel or other appropriate person so agreed or appointed (who shall act as an expert and not as an arbitrator and whose costs shall be borne as he shall direct and whose determination shall (subject to clause 11.4.2) be final and binding on the Purchaser and AMEC) shall be asked to opine on the Claim Criteria.

         11.4.2   Any Claim Criteria determined in accordance with this clause
                  11.4 shall be relevant solely for the purpose of determining whether a claim under the Warranties constitutes an Unliquidated Loss and if so what the appropriate amount of such loss is and shall have no other effect whatsoever, and in particular shall not operate to determine or settle any actual liability or the quantum thereof on account of any claim under the Warranties.

         11.4.3 If the amount of the Unliquidated Loss determined by the expert is less than any Set Off Reserve already established, the amount of such difference shall cease to be suspended and shall be paid to AMEC within two Business Days together with interest at the rate of 1% above the base rate of National Westminster Bank PLC from 30 March 2001 until the date of payment.

11.5     OBLIGATION TO RESOLVE WARRANTY CLAIMS

         To the extent that any Set Off Reserve has been established in relation to any Unliquidated Loss, the Purchaser shall use reasonable endeavours to pursue the claim in respect of such Unliquidated Loss under the Warranties to which such Unliquidated Loss applies with a view to ensuring that the Set off Reserve is reduced as quickly as possible.

11.6     BASKET AND MAXIMUM RECOVERY

         Notwithstanding anything in this Agreement to the contrary, except for Warranty Claims based on fraud or wilful default, the Purchaser shall not have any rights of set off or recoupment or be entitled to recover in respect of a Warranty Claim unless:

         11.6.1 the amount that would otherwise be recoverable from AMEC (but for clause 11.6.1.) in respect of the following Warranty Claims exceeds:

                  (a) in the case of a claim under clause 3.17.16 ("EXCHANGE PROPERTY WARRANTY") -L.0;

                  (b) in the case of a claim under clause 3.20 ("CONSTRUCTION WARRANTY") -L.15,000;

                  (c) in the case of a claim under clause 3.22 ("LITIGATION WARRANTY") -L.5,000;

                  (d) in the case of a claim under clauses 3.23 and 3.24 ("TAX WARRANTIES") -L.0; and

                  (e) in the case of any other claim under clause 3 ("GENERAL WARRANTIES") -L.50,000.

                  each being a category of Warranty Claim; and

         11.6.2 until the amount that would otherwise be recoverable from AMEC (but for this paragraph 11.6.2) in respect of the following Warranty Claims (when aggregated with any other amount or amounts recoverable in respect of the same category of Warranty Claim, excluding any amounts in respect of a relevant Warranty Claim for which AMEC has no liability because of paragraph 11.6.1) exceeds:

                  (a)   in the case of an Exchange Property Warranty -L.0;

                  (b)   in the case of a Construction Warranty -L.250,000;

                  (c)   in the case of a Litigation Warranty -L.5,000;

                  (d)   in the case of Tax Warranties -L.0; and

                  (e)   in the case of any other General Warranties -L.750,000.

                  and in the event that the aggregated amount exceeds the relevant amount specified in paragraphs (a) to (e) above AMEC will be liable for the whole amount of such claim.

         11.6.3 Notwithstanding anything in this Agreement to the contrary, except for claims based on fraud or wilful default, the maximum amount of all claims which may be recovered by the Purchaser from AMEC under the Warranties and the Tax Deed will not exceed in aggregate one half of the Purchase Price.

         11.6.4 For the purposes of clause 11.6.2(e) General Warranties any amounts arising pursuant to claims under clause 11.6.2(b) Construction Warranty shall be aggregated with any other claims falling under clause 11.6.2(e).



11.7     CONTINGENT LIABILITIES

         The Purchaser shall not be entitled to any Warranty Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable save that this clause shall not operate to avoid a claim made in respect of a contingent liability within the periods specified in clause 7.2 to the extent that the amount of such claim is quantified within 12 months of the date or period specified in clause 7.2.

11.8     LIMITATION ON WARRANTY CLAIMS DUE TO INSURANCE COVERAGE

         The Purchaser shall not be entitled to any Warranty Claim to the extent of any insurance proceeds actually recovered in respect of such claims and any indemnity, contribution or similar payment paid to the Purchaser from any third party with respect thereto. The Purchaser undertakes to pursue any claim it may have against its insurers in respect of a matter that constitutes a warranty claim.

11.9     PROVISIONS IN THE FINANCIAL STATEMENTS

         11.9.1 The Purchaser shall not have any rights of set off pursuant to clause 11 or a Warranty Claim if and to the extent that proper provision or reserve is made for the matter giving rise to the claim in the Financial Statements (and not subsequently released) or in the Completion Accounts or in the accounts prepared pursuant to clause 5 of the Shareholders Agreement or any sum is received by any Group Company which has been written off as irrecoverable in any such statements or accounts.

         11.9.2 The Purchaser shall not have any rights of set off or a Warranty Claim in respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) which does or may constitute a Warranty Claim to the extent that the same would not have occurred but for:

                  (a)   Voluntary Acts of the Purchaser

                        any voluntary act, omission or transaction of the Purchaser or any of its Affiliates or any of the Group Companies or their respective directors after Closing which shall not include any non-negligent investigative or other remediation work in accordance with sound environmental practice reasonably carried out by any such person to prevent or mitigate an Environmental Claim; or

                  (b)   Changes in Legislation

                        the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or published administrative practice of any Government Authority including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement (except in relation to Part IIA of the Environmental Protection Act 1990 as incorporated into the definition of Environmental Laws); or

                  (c)   Accounting and Taxation Charges

                        any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after Closing (other than any change required to be made to comply with GAAP).

11.10    MITIGATION OF LOSS

         The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of a Warranty Claim or under the Tax Deed including, for the avoidance of doubt, pursuing any claims which any of the Group Companies may have against third parties which are likely to be recovered following reasonable efforts.

11.11    DOUBLE CLAIMS

         The Purchaser shall not be entitled to recover from AMEC in respect of a Warranty Claim and the Tax Deed more than once in respect of the same damage suffered, and accordingly AMEC shall not be liable in respect of a Warranty Claim if and to the extent that the losses are or have been included in a claim under the Tax Deed which has been satisfied nor shall AMEC be liable in respect of any claim under the Tax Deed if and to the extent that the losses are or have been included in a claim for breach of the Agreement which has been satisfied.

11.12    TAX

         In calculating the liability of AMEC in respect of any Warranty Claim, there shall be taken into account the net present value of the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to the Warranty Claim.

11.13    PRIOR RECEIPT

         If AMEC pays an amount in discharge of any claim under this Agreement and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Purchaser, the Purchaser shall pay, or shall procure that the relevant Group Company pays, to AMEC an amount equal to (i) the sum recovered from the third party (net of any Tax on that sum) less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by AMEC to the Purchaser.

12.      PAYMENTS FREE OF WITHHOLDING, ETC.

12.1 All payments made by any party to this Agreement (but for the avoidance of doubt not pursuant to the Loan Notes) to another, or amounts liable to be set-off, under this Agreement shall be made gross, without deduction or withholding of any kind other than any deduction or withholding required by law.

12.2 If the paying party makes a deduction or withholding required by law from a payment, or amount liable to be set-off, under this Agreement, the sum due from the paying party, or the amount liable to be set-off, shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient of the payment receives, or becomes entitled to set-off, as the case may be, a sum equal to the sum it would have received or been entitled to set-off had no deduction or withholding been made. Provided that this clause 12.2 will not apply to any deduction or withholding to the extent that:

         12.2.1 the deduction or withholding arises solely as a result of the Purchaser being resident otherwise than in the United Kingdom; or

         12.2.2 the deduction or withholding arises solely as a result of an assignment of this Agreement under clause 13.4 or otherwise in which case the non assigning party will only be liable to pay additional amounts (or the amount liable to be set-off will only be increased) under this clause 12.2 to the extent that such amounts (or such adjustment to the amount of set-off) would have been due to the original assignor.

12.3 If a payment, (other than for the avoidance of doubt, pursuant to the Loan Notes) or amount liable to be set-off, under this Agreement will be or has been subject to Tax, the paying party on demand from the party making the claim (the "CLAIMANT") shall pay to the Claimant the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Claimant receives and retains, or, as appropriate, is entitled to a net sum equal to the sum it would have received, or been entitled to set-off, had the payment not been subject to Tax. Provided that this clause 12.3 will not apply to any Tax to the extent that:

         12.3.1 the Tax arises solely as a result of the Purchaser being resident otherwise than in the United Kingdom; or

         12.3.2 the Tax arises solely as a result of an assignment of this Agreement under clause 13.4 or otherwise in which case the non assigning party will only be liable to pay additional amounts (or the amount liable to be Set Off will only be increased) under this clause 12.3 to the extent that such amounts (or such adjustment to the amount of Set Off) would have been due to the original assignor.

12.4 To the extent that the Claimant is satisfied (acting in good faith) it can so do without prejudice to the retention of any credit refund or similar benefit it receives, if the Claimant receives a credit for a refund of any Tax by reason of any deduction or withholding for or on account of Tax in respect of payments made under this Agreement it shall reimburse to the paying party such part of such additional amounts paid to it pursuant to clause 12.2 above as the Claimant certifies to the paying party will leave it (after such reimbursement) in no better and in no worse position than it would have been if the paying party had not been required to make such deduction or withholding. The Claimant shall use reasonable endeavours to obtain any available credit or refund and shall where possible claim credit or relief from or against its corporate profits or similar tax liability in respect of the amount of such withholding or deduction in priority to any other reliefs or credits available to it.

13.      MISCELLANEOUS PROVISIONS

13.1     NOTICES

         Any notice or other communication required, permitted or contemplated by this Agreement ("Notice") must be in writing and delivered to the other party by registered or certified mail, or delivered by facsimile mail with the original counterpart thereof being sent on the same Business Day or on the Business Day immediately following the date of facsimile transmission. Such Notice shall be deemed received three Business Days after a registered or certified letter containing such Notice, properly addressed with the postage prepaid, is posted or on the same day if transmitted by facsimile mail. Notice shall go to the parties at the following addresses:

         If to AMEC or the Guarantor :  The Company Secretary
                                        AMEC p.l.c.
                                        Sandiway House
                                        Hartford, Northwich
                                        Cheshire
                                        England  CW8 2YA

                                        Fax:  01606 301 204

         If to the Purchaser:           Stewart A Baseley
                                        Centex Homes International Limited
                                        Goldvale House
                                        Church Street West
                                        Woking GU21 1DJ

                                        Fax:  01483 775 909

13.2     ENTIRE AGREEMENT

         This Agreement (including the Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof, including the Heads of Terms signed on 15 February 1999.

         13.2.1 The Purchaser acknowledges that it has not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud or wilful default hereby waives any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

         13.2.2 So far as is permitted by law and except in the case of fraud or wilful default the parties agree and acknowledge that the only right and remedy which shall be available to the Purchaser in connection with or arising out of or related to any of the statements contained in this Agreement shall be damages in contract for breach of this Agreement and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy. AMEC acknowledges and confirms that any claim for damages in contract for breach of this Agreement shall take into account the amount of the premium paid for the Equity.

         13.2.3 Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this clause, and agrees having considered the terms of this clause and the Agreement as a whole, that the provisions of this clause are fair and reasonable.

         13.2.4 In this clause "this Agreement" includes the Disclosure Letter and the documents in the agreed form.

13.3     COUNTERPART ORIGINALS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.4     BINDING EFFECT; ASSIGNMENT

         This Agreement shall be binding upon and shall inure to the benefit of the Purchaser and AMEC and their respective successors and assigns, provided, however, this Agreement may not be assigned by either party without the written consent of the other party hereto except that either party may without consent assign to an Affiliate, but no such assignment shall relieve the transferring party of any obligations it has or may have under this Agreement.

13.5     FURTHER ASSURANCES

         13.5.1 After Closing, each party, at the request of any other party, shall take such further actions and execute, deliver and acknowledge where necessary from time to time such other and further things as may be reasonably necessary to complete the transactions contemplated by this Agreement, including furnishing assistance in the prosecution or defence of any lawsuit, action or claim and acting as witnesses therein.

         13.5.2 Subject to clause 13.5.5 AMEC will provide such co-operation and assistance as it is reasonably able to provide to the Group Companies in relation to any dispute between the shareholders of Fairpine Limited. The Purchaser shall procure that the Group Companies use reasonable endeavours to pursue any claims that they may have in relation to Fairpine Limited.

         13.5.3 Subject to clause 13.5.5 AMEC will provide such co-operation and assistance as it is reasonably able to provide to the Group Companies in providing, upon request, copies of and information about the Policies and the Historic Policies and documentation relating thereto.

         13.5.4 Subject to clause 13.5.5 AMEC will also provide such co-operation and assistance as it is reasonably able to provide, upon request, in relation to any claim or inquiry which any of the Group Companies seek to make on or under any of the Policies or the Historic Policies.

         13.5.5 AMEC shall not be required to provide any information or documentation pursuant to clauses 13.5.2 to 13.5.4 to the extent that it is not permitted by law or by any regulatory authority or the relevant information or documentation is protected by legal privilege which is not expressly waived by AMEC.

13.6     PARTIAL INVALIDITY OF THIS AGREEMENT

         In the event that any provision of this Agreement is invalid or unenforceable as written but may be rendered valid and enforceable by limitation thereof, then such provision shall be construed as valid and enforceable to the maximum extent permitted by law and shall not affect any other provision hereof.

13.7     GOVERNING LAW

         This Agreement shall be governed by, and construed and enforced in accordance with, English law, without regard to the conflict of law rules thereof. The parties irrevocably agree that, the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and any documents referred to or entered into pursuant hereto.

13.8     APPOINTMENT OF PROCESS AGENT

         13.8.1 The Purchaser hereby irrevocably appoints Clifford Chance Secretaries Limited as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

         13.8.2 The Purchaser shall inform AMEC, in writing, of any change in the address of its process agent within 28 days.

         13.8.3 If such process agent ceases to have an address in England, the Purchaser irrevocably agrees to appoint new process agents acceptable to AMEC and to deliver to AMEC within 14 days a copy of a written acceptance of appointment by the process agents.

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         13.8.4   Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

13.9     PUBLIC ANNOUNCEMENTS

         The Guarantor, AMEC and the Purchaser will consult with each other as to the terms of, the timetable for and the manner of publication before issuing any press release or otherwise making any public announcements or making any announcement to or sending any circular to any employees, contractors or customers with respect to this Agreement, or the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing rules of any national securities exchange or automated quotation system upon which the securities of such issuer are traded and subject to the requirements of any regulatory body or recognised stock exchange in any jurisdiction.

13.10    AMENDMENT; WAIVERS

         The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

13.11    PENSIONS

         AMEC and the Purchaser shall implement the pension arrangements in
         Schedule 3.

13.12    COSTS

         Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

13.13    GENERAL

         Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Closing.

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IN WITNESS WHEREOF the Purchaser, AMEC and the Guarantor have executed this
Agreement as a deed on the date first above written.



Executed as a deed by:
AMEC P.L.C.



By: SIMON BATEY
    Director


By: MIKE BARDSLEY
    Secretary



Executed as a deed by:
AMEC FINANCE LIMITED



By: SIMON BATEY
    Director


By: MIKE BARDSLEY
    Director



Executed as a deed by:
CENTEX DEVELOPMENT COMPANY UK LIMITED



By: STEWART BASELEY
    Director


By: PAUL BAK
    Director

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